Exhibit 4.91

PRIVATE INSTRUMENT OF SECOND ISSUANCE OF SIMPLE, UNSECURED, NON-CONVERTIBLE DEBENTURES, TO BE CONVERTED INTO SECURED DEBENTURES, IN SINGLE SERIES, FOR PRIVATE PLACEMENT OF BRASILAGRO – COMPANHIA BRASILEIRA DE PROPRIEDADES AGRÍCOLAS

entered between

BRASILAGRO - COMPANHIA BRASILEIRA DE PROPRIEDADES

AGRÍCOLAS

in the quality of Debenture Issuer

and

ISED SECURITIZADORA S.A.

in the quality of Debenture Holder

Dated 22nd of March 2021

PRIVATE INSTRUMENT OF SECOND ISSUANCE OF SIMPLE, UNSECURED, NON-CONVERTIBLE DEBENTURES, TO BE CONVERTED INTO SECURED DEBENTURES, IN SINGLE SERIES, FOR PRIVATE PLACEMENT OF BRASILAGRO – COMPANHIA BRASILEIRA DE PROPRIEDADES AGRÍCOLAS

By the present private instrument, the parties identified below:

1. BRASILAGRO - COMPANHIA BRASILEIRA DE PROPRIEDADES AGRÍCOLAS, joint-stock company registered as a publicly trade company with the Securities and Exchange Commission (“CVM”) with main place of business in the City of Sao Paulo, State of Sao Paulo, at Avenida Brigadeiro Faria Lima, nr. 1309, 5th floor, Jardim Paulistano, Postal Code: 01.452-002, duly enrolled with the National Registry of Legal Entities of the Ministry of the Economy (“CNPJ/ME”) under nr. 07.628.528/0001-59, with its articles of association filed with the Board of Trade of the State of Sao Paulo (“JUCESP”) under NIRE nr. 35.300.326.237, herein represented according to its articles of association (the “Company” or “Issuer”); and

2. ISEC SECURITIZADORA S.A., joint-stock company registered as publicly traded company with the Securities and Exchange Commission (“CVM”) in category “B”, with main place of business in the City of Sao Paulo, State of Sao Paulo, at Rua Tabapua, nr. 1123, 21st floor, suite 215, Itaim Bibi, Postal Code: 04533-004, enrolled with the CNPJ/ME under nr. 08.769.451/0001-08, herein represented under its articles of association (“Debenture Holder” or “Securitization Company”);

WHEREAS:

(i) The Company as the corporate purpose the activities described in Clause 3.1, below;

(ii) In the scope of its activities, the Company is interested in issuing simple debentures, non-convertible into stock, Single Series of the 2nd (Second) Issue, unsecured to be converted into secured debentures, for private placement, under the terms of the Indenture (as defined below) to be fully subscribed by the Debenture Holder (respectively, the “Issue” and “Debentures”);

(iii) The proceeds resulting from the Debentures will be intended, solely and exclusively, to the activities of the Company related to the agribusiness, in the ordinary course of its businesses, as provided herein;

(iv) The Debentures issued by the Company and subscribed by the Debenture Holder shall grant right of credit against the Company under the terms of this Indenture;

(v) After the subscription and payment of the Debentures, which is conditioned upon the payment of the CRA, as defined below, the Debenture Holder will be creditor of all obligations, principal and ancillary, due by the Company in the scope of the Debentures, which represent agribusiness credit rights (“Agribusiness Credits”) under the terms of the § 1st, of article 23, of Law nr. 11.076, of 30th of December 2004, as amended (“Law 11.076”) and article 3rd of the CVM Instruction nr. 600, of 1st of August 2018, as amended (“CVM Instruction 600”);

(vi) The trustee of the CRA to be contracted and defined in accordance with the Term of Securitization (as defined below) (“Trustee”), shall accompany the destination of the proceeds funded with the present Issue, under the terms of Clause 3.6 below of article 3rd of CVM Instruction 600;

(vii) The issue of the Debentures is inserted into the context of a securitization operation of the agribusiness credit rights that will result in the issuance of agribusiness receivable certificate of Single Series of the 27th Issue of the Securitization Company (“CRA”), in volume proportional to the quantity of the Debentures issued, under the terms of CVM Instruction 600, which will be backed by the Agribusiness Credits, to be provided by the “Term of Securitization of Agribusiness Credit Rights for issuing Agribusiness Receivables Certificates of the Single Series of the 27th Issue of ISEC Securitizadora S.A., backed by Agribusiness Receivables Certificates due by BrasilAgro – Companhia Brasileira de Propriedades Agrícolas”, to be executed between the Securitization Company and the Trustee (“Term of Securitization”) in such a way that the Debentures will be linked to the CRA and their respective estates will be separated (“Securitization Operation”); and

(viii) The CRA will be distributed by public distribution offer, in regime of firm guarantee of placement, under the terms of CVM Instruction nr. 400, of 29th of December 2003, as amended (“Offer” and “CVM Instruction 400”), respectively), and will be intended to Institutional and Non-Institutional Investors, as defined in the Term of Securitization, as amended (as they subscribe and pay the CRA in the scope of the Offer, the “CRA Holders”), under the terms of the “Private Instrument of Contract of Public Distribution in Regime of Firm Guarantee of Placement of Agribusiness Receivables Certificate of the Single Series of the 27th Issue of ISEC Securitizadora S.A. (“Distribution Contract”) to be entered between the Securitization Company, the Company, UBS Brasil Corretora de Cambio, Titulos e Valores Mobiliarios S.A. (“UBS”), Banco Bradesco BBI S.A. (“BBI”) and XP Investimentos Corretora de Cambio, Titulos e Valores Mobiliarios S.A. (“XPI); and, jointly with UBA and BBI, the “Coordinators”) in the scope of the Offer.

The Parties enter, under the best legal way, the present “Private Instrument of Second Issuance of Simple, Unsecured, Non-Convertible Debentures, to be Converted Into Secured Debentures, in Single Series, for Private Placement of BrasilAgro – Companhia Brasileira de Propriedades Agrícolas” (“Indenture”), which shall be governed by the following clauses and conditions:

1. AUTORIZATION

1.1 The present Indenture is entered in accordance to the authorization of the Meeting of the Board of Directors of the Company held on the 19th of March 2021 (“RCA”), by which means the terms and conditions of the 2nd (second) issue of simple, non-convertible into stock, unsecured to be converted into secured debentures, in Single Series, for private placement of the Company (“Issue”) under the terms of article 59 of Law nr. 6404 of 15th of December 1976, as amended (“Corporations Law”), have been approved.

2. REQUIRMENTS OF THE ISSUE

2.1 Filing and Publication of the Minutes of the RCA

2.1.1 The Minutes of the RCA that approved the terms and conditions of the Issue of Debentures shall be (a) duly filed with the JUCESP; and (b) published in the newspaper “O Estado de Sao Paulo” and the Official Gazette of the State of Sao Paulo, in accordance with article 62, item I, and article 289 of the Corporations Law.

2.1.2 The Company undertakes to (i) up to 3 (three) Business Days counted from the date of holding the RCA, send to the Securitization Company the voucher of the protocol of registration of its minutes with the JUCESP; (ii) timely meet eventual requirements formulated by the JUCESP and (iii) send to the Securitization Company 1 (one) copy of the minutes of the RCA duly registered with the JUCESP within the period up to 2 (two) Business Days after obtaining the referred registration.

2.2 Filing of this Indenture

2.2.1 The present Indenture and its eventual amendment will be filed with the JUCESP under the terms of article 62, item II, and paragraph 3rd of the Corporations Law.

2.2.2 The Company undertakes to (a) up to 5 (five) Business Days counted from the date of execution of the Indenture or eventual amendments thereof, to perform the protocol with the JUCESP and send to the Securitization Company the respective voucher of protocol of registration with the referred board of trade; (b) timely meet eventual requirements formulated by the JUCESP and (c) send to the Securitization Company 1 (one) original of this Indenture, with copy to the Trustee, as well as eventual amendments, duly registered with the JUCESP, in the period up to 2 (two) Business Days after obtaining the referred registration. Should JUCESP not be working on account of decree of public disaster or the entity provides a notice regarding its momentaneous suspension of services, such occasion the Company shall obtain the filing in up to 30 (thirty) running days counted from the date that JUCESP resumes the regular provision of services, subject of extension for additional 30 (thirty) running days, in case of formal requirement by the respective public entity. In any case, the Debentures shall only be subscribed and paid upon the full fulfillment of the Conditions Precedent and, in this case, with the due filing of this Indenture, under the terms of clause 4.8.1 (i) below.

2.2.3 Any amendment to this Indenture shall be entered by the Company, by the Debenture Holder and by the Trustee, and shall only be made after approval in General Debenture Holders Meeting, according to the clause 8 below and later filed with the JUCESP, under the terms of clause 2.2.2 above.

2.2.4 The Securitization Company is hereby authorized and constituted with all powers, irrevocably, on behalf of the Company and to the expenses thereof, or the Expenses Fund, as defined in the Term of Securitization, to promote the registration of this Indenture in case the Company fails to do so within the period determined in clause 2.2.2, above, which does not disfigure, therefore, the non-fulfillment of non-pecuniary obligation by the Company, under the terms of line “a” of clause 4.27.3, below.

2.3 Subscription of the Debentures

2.3.1  The Debentures will be object of private subscription by the Debenture Holder.

2.4 Registration for Distribution, Negotiation, Electronic Custody and Settlement

2.4.1 The placement of the Debentures will be made privately exclusively to the Debenture Holder, without the intermediation of any institution, whether or not they may be members of the system of distribution of securities and shall not count on any form of selling effort before the public in general, being expressly void the negotiation of the Debentures in stock exchange or organized over-the-counter market, except the possibility of private negotiation.

2.5 No requirement of Registration with the CVM and with the Brazilian Association of Entities of the Financial and Capital Markets (“ANBIMA”)

2.5.1 The Issue shall not be object of registration with the CVM or ANBIMA once the Debentures will be object of private placement, without (i) intermediation of institutions that integrate the distribution system of securities; or (ii) any selling effort before undetermined investors.

2.6 Constitution of Guarantee

2.6.1 The Guarantee of the Debentures, represented by the Fiduciary Alienation of Properties (as defined below) will be constituted under the terms of Contract of Fiduciary Alienation of Properties (as defined below) under the terms of clause 5 below and according to the provision of article 62, item III of the Corporations Law.

2.6.2 The Contract of Fiduciary Alienation of Properties shall be registered by the Company with the Registry of Real Estate of the Judicial District of Correntina up to 45 (forty-five) running days counted from the preliminary registration, which shall occur up to 10 (ten) Business Days counted from the execution of the Contract of Fiduciary Alienation and shall be presented to the Trustee in up to 03 Business Days, observing that the period of registration may be automatically extended for more 45 (forty-five) running days, in case of eventual requirements presented by the relevant Registry of Real Estate. The periods of registration provided by this item shall be automatically suspended while the operation of the respective registry is not regular in view of state of public disaster or by notice issued by the notary of the relevant registry. In any case, the Debentures shall only be subscribed and paid-in with the full fulfillment of the Conditions Precedent and, in this case with the due registration of the Contract of Fiduciary Alienation of Properties with the relevant registry, under the terms of clause 4.8.1 (ix) described below.

2.6.2.1 Alternative Guarantees. In case the Contract of Fiduciary Alienation of Properties is not registered within the time period forth in Clause 2.6.2 above, the Company shall, regardless of any notification, constitute and keep valid, until the Contract of Fiduciary Alienation is duly registered under the terms of clause 2.6.2 above, any of the following additional guarantees: (i) contracting a surety letter providing for the Securitization Company as beneficiary with any of the following prime financial institutions: Itau Unibanco S.A., Banco Bradesco S.A., Banco do Brasil S.A., Banco Santander (Brasil) S.A., Banco BTG Pactual S.A., Banco Rabobank International Brasil S/A and XP Investimento Corretora de Cambio, Titulos e Valores Mobiliarios S.A., in the amount equal to 100% (one hundred per cent) of the outstanding balance of the Restated Unit Face Value, according to clause 4.4.1; or (ii) opening and maintenance of an escrow account [conta vinculada] to be operated exclusively under the direction of the Debenture Holder, with resources equal to 100% (one hundred per cent) of the outstanding balance of the Restated Unit Face Value, to be provided in guarantee in favor to the Debenture Holder by formalization of contract of opening and administration of escrow account with any of the prime financial institutions mentioned in this clause and chosen by the Company, necessary for such, with granting the Securitization Company free access to the escrow account (“Alternative Guarantees”).

2.6.2.2 The constitution of additional guarantee under the terms of clause 2.6.2.1 above shall be made up to 10 (ten) Business Days counted from the end of the period mentioned in clause 2.6.2.

2.6.2.3 The additional guarantee constituted under the terms of clause 2.6.2.1 shall be automatically released upon registration of the Contract of Fiduciary Alienation of Properties with the relevant Registry of Real Estate.

2.6.2.4 The constitution of Alternative Guarantees and their release, under the terms of clauses 2.6.2.1 and 2.6.2.3 above, are not subject to the approval of the Holders of the CRA gathered in General Meeting (“General Meeting of CRA Holders”), having already been approved since the present date.

2.6.2.5 The non-registration of the Contract of Fiduciary Alienation of Properties within the period set forth in clause 2.6.2 above, without any additional guarantee being constituted, under the terms of clause 2.6.2.1 above and within the period set forth in clause 2.6.2.2 above, shall be considered an Non-Automatic Acceleration Event, as provided by lines “d” and “o” of clause 4.27.3, below.

3. CHARACTERISTICS OF THE ISSUE

3.1 Company’s Corporate Purpose

3.1.1 Under the terms of article 3rd of its articles of association, the Company has the corporate purpose (i) the exploration of agricultural, livestock, forestry activity of any type or nature and provision of services, directly or indirectly, related thereto; (ii) the purchase, sale and/or lease of properties, lands, buildings and real estate in rural and/or urban areas; (iii) the import and export of agricultural products and inputs and products related to livestock; (iv) the intermediation in real estate operations of any type; (v) the interest, as member, in another companies, simple or business companies and commercial ventures of any nature, in Brazil and/or abroad, directly or indirectly related to the purposes described herein; and (vi) the administration or its own or third parties’ assets (“Corporate Purpose”).

3.2 Number of Issue

3.2.1 The present Issue constitutes the 2nd (second) issue of debentures of the Company.

3.3 Series Number

3.3.1 The Issue will be made in Single Series.

3.4 Total Amount of the Issue

3.4.1 The total amount of the Issue will be R$240,000,000.00 (two hundred forty million reais) at the Date of Issue (as defined below) (“Total Amount of Issue”), observing the provision of clause 3.5.2 below.

3.5 Quantity of Debentures

3.5.1 It shall be issued up to 240,000 (two hundred forty thousand) Debentures at the Date of Issue (as defined below).

3.5.2 In case the payment of the CRA is lower than 240,000 (two hundred forty thousand) CRA, the quantity of Debentures provided by Clause 3.5.1 above will be proportionally reduced with the consequent cancelling of the Debentures subscribed and not paid, to be formalized by amendment to the present Indenture, without the need of new corporate approval by the Issuer or any deliberation by the Securitization Company or by the CRA Holders, to formalize the quantity of Debentures effectively subscribed and paid-in and, accordingly, the Total Amount of Issue, observing the provision in this Indenture and Term of Securitization.

3.6 Destination of the Proceeds

3.6.1 The proceeds obtained by the present Issue, and paid by the Debenture Holder in favor of the Company, shall be used by the Company, fully and exclusively, to its activities connected to the agribusiness, in its rural producer capacity, so understood as the operations, investments and needs of financing related to the production, commercialization, processing or industrialization of agricultural products or inputs, especially regarding the defrayal of operating expenses and to the costs related to the activities of production and commercialization of agricultural products, under the terms of the Company’s corporate purpose and in the ordinary course of its business, under the terms of article 3rd, item I of CVM Instruction 600 and article 23 of Law nr. 11.076/04 (“Destination of Proceeds”), in line with the estimate budget provided by the Annex I to this Indenture (“Budget”).

3.6.2 The Company shall allocate the totality of the proceeds obtained by the present Issue under the terms of Clause 3.6.1 above up the Maturity Date or until the Company uses the totality of such proceeds under the terms of Clause 3.6.1, whatever occurs first. Additionally, upon the occurrence of acceleration of the obligations resulting from the Debentures or Early Redemption, under this Indenture, the Company shall remain required to allocate the totality of the proceeds obtained by the present Issue under the terms of Clause 3.6.1 above until the Maturity Date or until the Company uses the totality of such proceeds under the terms of Clause 3.6.1 above, whatever occurs first.

3.6.3 Having in view that Debentures are issued in the scope of the Securitization Operation, the destination of the resources obtained by the present Issue shall take place as of the issue and payment of the CRA, in such a way that there shall not occur reimbursement of costs and expenses previously incurred to the issuance and payment of the CRA.

3.6.4 The Company is characterized as “rural producer” under the terms of article 165 of the RFB IN nr. 971/09 and Law nr. 11.076/04, being that (a) it appears as its main primary and secondary activities in the National Classification of Economic Activities – CNAE, identified in its vouchers of enrollment and registry status with the CNPJ/ME, (i) the sugar cane farming, represented by CNAE nr. 01.13-0-00; (ii) creation of beef cattle, represented by the CNAE nr. 01.51-2-01; (iii) cereal cropping, represented by the CNAE nr. 01.11-3.99 and (iv) soybeans cropping, represented by the CNAE nr. 01-15-6-00 and (b) it appears as the Company’s corporate purpose, among other activities provided by article 3rd of its articles of association, (i) the exploration of agricultural, livestock and forestry activity of any nature and the provision of services directly and indirectly related; and (ii) the import and export of agricultural products and inputs and those related to livestock.

3.6.5 The Company undertakes to inform the Trustee and the Securitization Company on the correct Destination of the Proceeds, by means of submission of report (a) semi-annually, every last Business Day of September and March, until the Maturity Date or until the date that the Company uses the totality of such proceeds under the terms of Clause 3.6.1 above, whatever occurs first; and (b) at the date of discharge of the totality of the obligations assumed by the Company in the scope of this Indenture in view of the acceleration of the obligations resulting from the Debentures or Early Redemption, under the terms of this Indenture, with detailed and exhaustive description of the Destination of the Proceeds describing the amounts and percentages of the proceeds allocated in the respective period, respecting the Maturity Date as deadline, accompanied by invoices [notas fiscais] and, if applicable, its files in the “XML” format of authentication of invoices, vouchers of payments and/or financial statements that demonstrate the correct Destination of Proceeds, corporate acts and other supporting documents that the Trustee may consider necessary to accompany the Destination of the Resources.

3.6.5.1 The Parties hereby acknowledge that the Budget is merely estimate, in such a way that if, by any reason, any delay or anticipation of the schedule provided in the Budget occurs, it shall not configure any Acceleration Event or Early Redemption case.

3.6.6 In case the Trustee and/or the Securitization Company may be legally and validly required by an Authority (as defined below) for purposes of meeting Norms (as defined below) and the requirement of the regulatory and auditing bodies, to prove the destination of the proceeds under the terms of this Indenture and the Term of Securitization, the Company shall send, mandatorily, to the Trustee and the Securitization Company, the necessary documents and information, including eventual accounting documents, to evidence the use of the proceeds disbursed and already used up to (i) 5 (five) Business Days before the final date of the deadline demanded by the relevant authority; or (ii) in case the deadline required by the relevant authority is lower than 5 (five) Business Days, in a period compatible to the timely presentation of the referred documentation by the Trustee and/or Securitization Company to the relevant authority. In case the Company fails to observe the deadlines indicated by the Trustee, the latter shall endeavor its best efforts, in the limit of its work, in such a way to verify the effective direction of all proceeds obtained by the issue of the Debentures, based on eventual documents and information obtained.

3.6.6.1 For purposes of this clause, it is understood by “Authority”: any individual or legal entity (public or private), personified or not, condominium, trust, investment vehicle, community of resources or any organization that represents common interest, or group of common interests, including private pension sponsored by any legal entity (“Person”), entity or body;

(i)	connected, directly or indirectly, in Brazil and/or abroad, to the Public Power, including, not limited to, entities that represent the Judicial, Legislative and/or Executive Branch, entities of direct or indirect administration, autarchies and other public Persons, and/or

(ii)	that administers or is connected to regulated security markets, self-regulating entities and other Persons with normative, inspection and/or punitive power, in Brazil and/or abroad, among others.

3.6.6.2 It is understood by “Norm”: any law, decree, provisional measure, regulation, administrative norm, official letter, letter, resolution, instruction, circular letter and/or any type of determination, under any other instrument or regulation, of bodies or governmental entities, autarchies, courts or any other Authority that creates rights and/or obligations.

3.6.7 The Trustee shall verify the effective destination of the totality of the proceeds obtained by means of the present Issue under the terms of Clause 3.6.1 until the Maturity Date or until the Company uses the totality of such proceeds under the terms of Clause 3.6.1, whatever occurs first.

3.6.7.1 By meeting item 35 of the Circular Letter CVM/SRE 01/20 of 5th of March 2020, it is highlighted that the Trustee, in its duty to act with care and diligence, shall not limit itself to the documents supplied and declarations presented by the Company. It must also seek for all documents that may evidence the completion, lack of failures and flaws of the information presented in this Indenture and other Documents of the Operation.

3.6.7.2 Once the totality of the proceeds obtained by means of the present Issue has been evidenced under the terms of the Clause 3.6.1 above, the Company and the Trustee shall be released regarding the evidence covered by Clause 3.6.5, above.

3.6.8 Without prejudice to the provision of Clause 3.6.7.1 above, the Securitization Company and the Trustee shall assume that the original documents or certified copies of documents eventually forwarded by the Company or third parties at its request were not object of fraud or tempering, not being attributable to the Securitization Company and to the Trustee the responsibility to verify the validity or truthfulness of the technical and financial information of the eventual documents sent, such as notas fiscais, invoices and/or vouchers of payment and/or financial statements of the Company, object of the destination of the proceeds, or even any other document that it may be sent with the purpose to supplement, clarify, rectify or ratify the information on whatever is mentioned in the destination of proceeds.

3.7 Link of the Debentures to the CRA

3.7.1 The Debentures of the present Issue will be linked to the Single Series of the 27th issue of Agribusiness Receivable Certificate of the Securitization Company, being certain that the CRA will be object of issue and public offer of distribution, under the terms of the CVM Instruction 400, as defined in the Term of Securitization.

3.7.2 In view of the link mentioned in the Clause 3.7.1 above, the Company is aware and agrees that, once occurred the payment of the Debentures provided in Clause 3.7.1 above, in view of the fiduciary regimes to be instituted by the Securitization Company, under article 9th of Law 9514/97 and CVM Instruction 600, any and all proceeds due to the Securitization Company as a result of its holding of the Debentures, shall be expressly linked to the payments to be made by the investors of the CRA and shall not be subject to any type of offset with obligations of the Debenture Holder.

3.7.3 For purposes of this instrument, it is considered “Documents of the Operation”: (i) the present Indenture; (ii) the Contract of Fiduciary Alienation of Properties (as defined below); (iii) the Term of Securitization; (iv) the subscription instrument of the CRA. (vi) the Contract of Distribution; and (vii) other documents referring to the Offer of the CRA.

3.7.4 For all legal purposes, the holding of the Debentures shall be evidenced by the registration of the Debenture Holder in the Book of Registration of Nominative Debentures, under the terms of articles 63 and 31 of the Corporations Law and by the “Subscription Instruments”.

3.7.5 By force of linking the Debentures to the CRA, it is hereby set forth that the Securitization Company shall manifest in any General Debenture Holders Meeting called to deliberate on any matters related to the Debentures, according to direction deliberated by the Holders of the CRA, after holding a General CRA Holders Meeting, under the terms of the Term of Securitization.

4. CHARACTERISTICS OF THE DEBENTURES

4.1 Placement

4.1.1 The Debentures will be object of private placement, without the intermediation of institutions that integrate the system of distribution of securities and/or any selling efforts before investors.

4.2 Date of Issue

4.2.1 For all legal purposes, the date of issue of the Debentures shall be 3rd of May 2021 (“Date of Issue”).

4.3 Duration and Maturity Date

4.3.1 The Debentures shall have a duration of 2,536 (two thousand five hundred thirty-six) running days counted from the Date of Issue, with maturity date, therefore, for 12th of April 2028 (“Maturity Date”), with exception of the cases of acceleration of the Debentures, Early Redemption and Offer of Early Redemption, under the terms of this Indenture.

4.4 Unit Face Value

4.4.1 The unit face value of the Debentures shall be R$1,000.00 (one thousand reais) at the Date of Issue (“Unit Face Value”).

4.5. Specie

4.5.1 The Debentures shall be unsecured to be automatically converted into secured debentures, under the terms of clause 5 below, and it must be entered an amendment to this Indenture, as provided in the Annex II to the present Indenture, in the period up to 10 (ten) Business Days counted from the date that the Contract of Fiduciary Alienation of Properties, as defined below, is registered with the relevant Registry of Real Estate, without need to hold a General Debenture Holders Meeting or corporate approval by the Company, solely to formalize the change of the Debentures to the secured type.

4.6 Form and Convertibility

4.6.1 The Debentures will be nominative, without the issue of provisional certificate or certificates, non-convertible into stock issued by the Company.

4.7 Term and Form of Payment

4.7.1 The Debentures will be subscribed by a Subscription Instrument. The Debentures shall be paid cash, in national currency, in a single installment and in a single date, by its Unit Face Value (“Payment Price”) by means of Electronic Transfer Available – TED or another form of electronic transfer of financial resources. As provided for in the Subscription Instrument, the payment of the Debentures shall be made upon the fulfillment of the totality of the Conditions Precedent (or dismissal of fulfillment by the Holders of the CRA) provided in clause 4.8 below (“Date of Payment”).

4.7.2 The Debentures subscribed that eventually are not paid at the Date of Payment shall be cancelled, and it must be entered an amendment to this Indenture, if the case may be, in the period up to 30 (thirty) days counted from the Date of Payment under the forma of clause 3.5.3 above, without need to hold a General Debenture Holders Meeting or corporate approval by the Company, to formalize the quantity of Debentures effectively subscribed and paid and the Total Amount of Issue.

4.8 Conditions Precedent

4.8.1 The Debentures shall only be subscribed and paid after meeting by the Company, at the Date of Payment, of the following conditions precedent, that will be subject to verification by the Securitization Company, as follows:

(i)	filing of this Indenture with the JUCESP, according to clause 2.2 above;

(ii)	filing of the minutes of the RCA with the JUCESP, except if the JUCESP is not in regular operation on account of decree of public disaster or the body provides notice regarding the momentaneous suspension of the services, in such occasion that the Company shall obtain the filing in up to 30 (thirty) running days counted from the date that JUCESP resumes the regular provision of its services, subject to extension for more 30 (thirty) running days, in case of formal requirement by the relevant public body, and its publication in the newspaper “O Estado de Sao Paulo” and in the Official Gazette of the State of Sao Paulo, according to clause 2.1 above.

(iii)	presentation of simple copies of the page of the Book of Registration of Nominative Debentures of the Company that contains the inscription of the Debenture Holder;

(iv)	Issue of the CRA, and its admission for distribution and negotiation at B3;

(v)	Subscription of the totality of the CRA;

(vi)	Payment of the totality of the CRA;

(vii)	The Company is not in default with any of its pecuniary or non-pecuniary obligations provided in the scope of the Documents of Operation;

(viii)	Completion, satisfactorily to the Securitization Company and the Coordinators, of legal, accounting, financial and operation audit of the Company, guarantors and eventual third parties involved in the operation.

(ix)	registration before the relevant registries of Real Estate of the Contract of Fiduciary Alienation of Properties, under the terms of clause 2.6.2 above; and

(x)	the fulfillment by the Company of the totality of the Conditions Precedent provided in the Documents of Operation.

4.8.2 The dismissal of the Conditions Precedent is subject to approval by the Coordinators and, in case the CRA have already been paid, by the Holders of the CRA.

4.9 The Debenture Holder shall make available to the Company, with the proceeds of the payment of the CRA, after fulfilling the Conditions Precedent, the amount corresponding to the Unit Face Value of the Debentures paid (“Disbursement Value”), of which the amount of R$6,328,417.43 (six million three hundred twenty-eight thousand four hundred seventeen reais and forty-three cents) will be used for the payment of initial expenses of Issue provided by the Annex III (“Initial Expenses”) and the amount equal to R$105,000.00 (one hundred five thousand reais) will be used for constitution of funds of expenses by the Debenture Holder, under the Term of Securitization (“Funds of Expenses”), which shall be used by the Securitization Company for payment or recurring and extraordinary expenses (together with the Initial Expenses, the “Expenses”) as described in the Annex III.

4.10 The Funds of Expenses shall, while not used for this purpose, be invested in the Permitted Financial Investment (as defined in the Term of Securitization);

4.11 The Disbursement Amount, after the predicted deductions, shall be deposited by the Debenture Holder on behalf of the Company.

4.12 Evidence of Ownership

4.12.1 For all legal purposes, the ownership of the Debentures shall be evidenced by the enrollment of the Debenture Holder or Securitization Company, as the case may be, in the Book of Registration of Nominative Debentures. The Company undertakes to promote the inscription in the Book of Registration of Nominative Debentures in a period not exceeding 5 (five) Business Days counted from the execution of the Subscription Instrument. For purposes of evidence of fulfillment of the obligation described in the present clause, the Company shall, within the period mentioned above, present a certified copy to the Securitization Company of the page of the Book of Registration of Nominative Debentures that contains the inscription of the holder of the Debentures.

4.13 Trading Prohibition

4.13.1 The Debentures cannot be traded in any regulated market or in any way assigned, sold, alienated or transferred, except the transfer between the Debenture Holder and the Securitization Company mentioned in clause 3.7 above, or in case of liquidation of the Separate Estate of the CRA, under the terms and as defined in the Term of Securitization., In case of Early Redemption of Debentures, they shall be cancelled.

4.14 Scheduled Amortization

4.14.1 Except for the cases of Acceleration of the Debentures, Offers of Early Redemption and Early Redemption, under the terms of this Indenture, the payment of the outstanding balance of the Restated Unit Face Value will be made at the dates and percentages indicated in the table provided by the Annex IV (“Dates of Scheduled Amortizations”), being that the last installment shall be paid at the Maturity Date, in such moment that the totality of the outstanding balance of the Restated Unit Face Value, the Remuneration and any other amounts due by the Company to the Debenture Holder, under the terms of the present Indenture, shall be paid by the Company.

4.15 Monetary Restatement. The Unit Face Value, or its balance, as the case may be, will be monetarily restated, as of the first Date of Payment, by the variation of the National Wide Consumer Price Index, calculated and published by the Brazilian Institute of Geography and Statistics (“IPCA”), being the product of the restatement incorporated into the Unit Face Value or its balance, as the case may be, automatically (“Restated Unit Face Value”). The Monetary Restatement of the Debentures of the present Issue shall be calculated in accordance with the following formula:

VNa = VNe x C

Where:

“VNa”: corresponds to the Restated Unit Face Value, calculated with 8 (eight) decimal places, no rounding;

“VNe”: corresponds to the Unit Face Value of balance of Unit Face Value after restatement, incorporation of the Remuneration of the Debentures and after amortization, if any, referenced to the first Date of Payment, as the case may be, calculated/informed with 8 (eight) decimal digits, no rounding;

“C” corresponds to the factor of accumulated variation of the IPCA calculated with 8 (eight) decimal places, no rounding, as follows:

Where:

“k” corresponds to the number or order of NIk, variating from 1 to n;

“n” corresponds to the total number of indexes considered in the restatement, being “n” a whole number;

“NIk” corresponds to the IPCA Index Number published in the month immediately before the month of restatement, in case the restatement is in a date prior to or at the Date of Anniversary itself (as defined below) of the Debentures. After the Date of Anniversary, the “NIk” shall correspond to the value of the IPCA Index Number published in the month of restatement.

“NIk – 1” corresponds to the IPCA Index Number used in the immediately previous month by NIk, or eventual legal replacement, in case in the immediately previous month to the used in NIk the legal substitute may have been used at the Date of Payment of last IPCA Index Number used after the incorporation of interests, restatement or amortization, if any, whatever occurs first. In case of the first restatement, it shall be used the IPCA index number published in the immediately previous second month.

“dup” corresponds to the number of Business Days between the first Date of Payment, or immediately previous Date of Anniversary, inclusive, and the date of calculation, exclusive, being “dup” a whole number. Exclusively for the first period, it shall be added a premium of 2 (two) Business Days to the “dup”; and

“dut” corresponds to the number of Business Days contained between the immediately previous Date of Anniversary, inclusive, and the next Date of Anniversary, exclusive, being “dut” a whole number. For the period, it shall be considered dut = 21 Business Days.

Remarks:

(i)	The factors resulting from the expression are considered with 8 (eight) digital places, no rounding. The product is executed as of the most recent factor, adding, afterwards, the most remote ones. The intermediary results are calculated with 16 (sixteen) decimal places, no rounding.

(ii)	It is considered “Date of Anniversary” all second Business Day before day 15 (fifteen) of each month; and

(iii)	In case, and up to the Date of Anniversary, the index referring to the month of restatement is not available, it shall be used the last index published, observing the provision of Clause 4.12.6

(iv)	The application of the IPCA will accrue in the lower period allowed by the legislation in force.

4.15.1 In eventual Period of Absence of IPCA, the IPCA shall be replaced by the due legal replacement. In case, at the end of the Period of Absence of IPCA, there is no legal replacement for the IPCA, the Trustee shall, in the period of 2 (two) Business Days counted from the Period of Absence of IPCA, call a General Debenture Holders Meeting to define, by common agreement between the Company and the Securitization Company, observing the good faith and regulation applicable, the new parameter to be applied, which shall reflect parameters used in similar operations existing at the time. Until the deliberation of this parameter, it shall be used, for the calculation of the amount of any pecuniary obligations provided by this Indenture and the Term of Securitization, the same rate produced by the last IPCA published, not being due any offsets between the Company and the Debenture Holder, when a later publishing of the IPCA takes place.

4.15.2 In case the IPCA is published before the holding the General Debenture Holders Meeting referred to above, the referred General Debenture Holders Meeting shall no longer take place, and the IPCA as of the return of its publishing, shall return to be used for the calculation of the monetary restatement since the day of its unavailability, not being due any compensations between the Company and the Securitization Company.

4.15.3 In case of lack of agreement on the substitute rate between the Securitization Company and the Company, or in case the general meeting mentioned above is not held, the Company hereby undertakes to redeem the totality of the Debentures Outstanding with their consequent cancelling, in the period of 30 (thirty) days counted from the date of holding the General Debenture Holders Meeting or the General CRA Holders Meeting provided for above, or at the Maturity Date of the Debentures, whatever occurs first, by the outstanding balance of the Restated Unit Face Value, added by the Remuneration, calculated on a pro rata temporis basis since the Date of Payment or the immediately previous Date of Payment of the Remuneration, as the case may be, until the date of the effective payment. The IPCA to be used for the calculation of the Remuneration in this situation shall the last IPCA available, as the case may be.

4.15.4 At the General Debenture Holders Meeting referred to above, the Securitization Company shall manifest the direction deliberated in each General CRA Holders Meeting, as referred in the Term of Securitization.

4.15.5 In case it is not allowed to the Company to perform the early redemption of the Debentures, in view of the legal prohibition, the Company shall continue responsible for all obligations resulting from the Debentures and shall further bear all taxes that may be due by the Debenture Holder, in such a way to add to the payments due to the Debenture Holder additional amounts enough so that the Debenture Holder receives such payments as if the referred amounts were not due.

4.16 Remuneration of the Debentures

4.16.1 On the outstanding balance of the Unit Nominal Amount Restated shall accrue compensatory interests corresponding to the higher amount between (i) the Treasury IPCA + with Semi-Annual Interests of the former National Treasury Bill Series B – NTN-B, with maturity in 2026, based on the indicative quotation published by ANBIMA in its Internet website (http://www.anbima.com.br) to be calculated in the last Business Day immediately previous to the realization of the Bookbuilding Procedure (as defined in the Term of Securitization), added exponentially of a spread equal do 2.500% (two point five centesimals per cent) per year, basis 252 (two hundred fifty-two) Business Days; and (ii) 4.95% (four point ninety-five percent) per year, basis 252 (two hundred fifty-two) Business Days, whatever is higher, as it may be defined in the Bookbuilding Procedure to be conducted by the Coordinators of the Offer, with no grace period, calculated as per the calculation basis set forth in this Indenture, and due in the deadlines provided in Clause 4.17 below (“Remuneration of the Debentures”).

4.16.2 The Issuer is hereby authorized to adjust the Remuneration of the Debentures after the Bookbuilding Procedure is completed, without need of new corporate approval by the Issuer or any deliberation by the Securitization Company or by the Holders of the CRA, provided that such change is duly formalized before the Date of Payment, upon the Parties performing the respective amendment to this Indenture and fulfillment of the formalities covered by the 2nd Clause, above.

4.17 Calculation of the Remuneration of the Debentures

4.17.1 The compensatory interests shall accrue on the Restated Unit Face Value, or its balance, as of the Date of Payment or last Date of Payment of the Remuneration of the Debentures, as the case may be, until the immediately subsequent Date of Payment of the Remuneration of the Debentures, and paid at the end of each Period of Capitalization of the CRA, calculated in regime of compound interest pro rata temporis, based on 252 (two hundred fifty-two) Business Days in accordance with the formula below:

J = VNa x (Interest Factor – 1)

Where:

J = unit amount of compensatory interests due at the end of each Period of Capitalization, calculated with 8 (eight) decimal places, no rounding.

VNa = As defined above;

Interest Factor = fixed interest factor, calculated with 9 (nine) decimal places, no rounding, calculated as follows:

Where:

“i”: to be calculated according to the result of the Bookbuilding Procedure, informed with 4 (four) decimal places and inserted into the present Indenture through amendment.

“dup”: as defined above

4.18 Payment of the Remuneration

4.18.1 The Remuneration of the Debentures shall be paid at the dates as described in the Annex V (“Dates of Payment of the Remuneration”).

4.18.2 It shall be entitled to the payments the Debenture Holder owner of Debentures at the end of the Business Day prior to the Date of Payment of the Remuneration provided for in the present Indenture;

4.19 Rescheduling

4.19.1 The Debentures shall be object of rescheduling.

4.20 Optional Acquisition of the Debentures

4.20.1.1. The Company cannot acquire the Debentures under the terms provided by the paragraph 3rd of article 55 of the Corporations Law, not confusing such case with the Offer of Early Redemption of the Debentures, performed under the terms provided by clause 4.22 of this Indenture.

4.21 Optional Early Redemption of the Debentures

4.21.1. The Company may exercise the full optional early redemption of the Debentures (“Tax Event Optional Early Redemption”), in case it is verified obligation of addition of the amounts in the payments due by the Company in the scope of the Debentures in view of the incidence or increase of taxes, except in the cases where such incidence or increase of taxes results, directly or indirectly, from non-fulfillment by the Company of any obligation provided by this Indenture.

4.21.1.1 Additionally, the Issuer may, as of the 4th (fourth) year (inclusive) counted from the Date of Issue (inclusive), at its sole discretion and regardless of the Debenture Holder’s will, perform the total optional early redemption of the outstanding balance of this Indenture (“Total Optional Early Redemption”) and, together with the Tax Event Optional Early Redemption, an “Optional Early Redemption”), observing the provisions of the items below.

4.21.1.2 The Total Optional Early Redemption shall be made upon publication of communication of Total Optional Early Redemption or by remittance of such communication to the Debenture Holder, with copy to the Trustee, with minimum anticipation of 16 (sixteen) days from the date of the Total Optional Early Redemption, including the provision of Clause 4.21.1.4 below (“Communication of Total Early Redemption”)

4.21.1.3 The amount to be due by the Company in view of the Total Optional Early Payment shall be confirmed at the Business Day immediately before the date where the payment will be made and shall correspond to the higher amount between items (i) and (ii) below:

(i)	The Restated Nominal Amount, or balance of the Restated Nominal Amount, as the case may be, added by: (a) the Remuneration, calculated pro rata temporis, since the first Date of Payment of the CRA (inclusive) or immediately previous Date of Payment of the Remuneration (inclusive), as the case may be, until the date of the effective Total Optional Early Payment (inclusive); (b) the Moratorium Charges, if any; and (c) any pecuniary obligations and other additions referring to the Debentures; and

(ii)	the present value of the remaining installments of payment of amortization of the Restated Unit Face Value and the Remuneration of the Debentures, using as discount rate the internal rate of return of the Treasury IPCA+ with semi-annual interest with approximate duration equivalent to the remaining duration of the Debentures at the date of the Optional Early Redemption, according to indicative quotation published by ANBIMA in its website (http://www.anbima.com.br) calculated in the immediately previous Business Day before the date of the Optional Early Redemption of the Debentures, calculated according to the formula below and added to the Moratorium Charges, if any, to any pecuniary obligations and other additions referring to the Debentures:

“VP”: sum of the present value of the payment installments of the Debentures;

“PMTk”: corresponds to the value for the k-th installment of Remuneration and/or Amortization of the principal amount of the Debentures, duly monetarily restated until the date of the effective Total Optional Early Redemption;

“n”: corresponds to the number of installments of interests and/or amortization of the Debentures due to its investors after the date that the Total Optional Early Payment effectively occurs, being “n” a whole number;

“Anticipation Factor” corresponds to the factor calculated according to the following formula, calculated with 9 (nine) decimal places, no rounding:

Where:

“Treasury IPCA” corresponds to the rate of the Treasury IPCA+ with semi-annual interests with approximate duration equivalent to the remaining duration of the Debentures at the date of the Optional Early Redemption, based on the quotation published by ANBIMA (as defined in the Term of Securitization) in its website (http://www.anbima.com.br), calculated in the immediately previous Business Day before the date of Total Optional Early Payment;

“nk” corresponds to the Business Days between the date of the Total Optional Early Payment and the date of payment of the respective PMTk;

4.21.1.4 In the Communication of Total Optional Early Redemption it shall appear: (i) the date of the Total Optional Early Redemption, which shall mandatorily be a Business Day; (ii) mention to the amount of the Total Optional Early Redemption; and (iii) any other information necessary to the operationalization of the Optional Early Redemption, as applicable.

4.21.1.5 Once the Total Optional Early Redemption of the Debentures is performed, under the terms provided by this Clause, the Debenture Holder shall perform the Optional Early Redemption of the CRA (as defined in the Term of Securitization) observing the provision of the

Term of Securitization.

4.22 Offer of Early Redemption

4.22.1 Without prejudice to the provision in Clause 4.22.1 above, at any time counted from the Date of Payment, the Company may, at its sole discretion, make offer of partial or total early redemption of the Debentures, subject to acceptance of the Holders of the CRA with the consequent cancelling of such Debentures, as the case may be (“Early Redemption”), in accordance with the terms and conditions provided below (“Offer of Early Redemption of the Debentures”).

4.22.1.1 In case of partial Offer of Early Redemption of the Debentures, it shall be observed that there shall be redemption of the corresponding CRA proportionally to the quantity of CRA of the Holders of CRA to be redempted, that have adhered to the Offer of Early Redemption of the CRA, as defined below, in such a way that at least 1 (one) CRA of each holder of CRA that may have adhered to the Offer of Early Redemption of the CRA is redempted, disregarding eventual fractions of CRA.

4.22.1.2 The amount to be paid by the Company under Early Redemption shall correspond to the Restated Unit Face Value, or balance of the Restated Unit Face Value, as the case may be, of the Debentures to be early redempted, added by the Remuneration calculated pro rate temporis, since the Date of Payment of the last Date of Payment of the Remuneration, until the date of the effective payment, added by any other amounts eventually due by the Company under the terms of this Indenture (“Redemption Price”).

4.22.1.3 The Company shall communicate to the Securitization Company, with copy to the Trustee, on the performance of the Offer of Early Redemption of the Debentures (“Communication of Offer of Early Redemption of the Debentures”), describing the terms and conditions of the Offer of Early Redemption of the Debentures, including: (i) the effective date for the redemption and payment of the Debentures to be redempted, which cannot exceed 60 (sixty) days from the Communication of the Early Redemption of the Debentures; (ii) the form and period for manifest of the Debenture Holder regarding the Offer of Early Redemption of the Debentures, observing clause 4.17.1.6, below; (iii) if the Offer of Early Redemption of the Debentures will be related to the totality or part of the Debentures; (iv) if the effective early redemption of the Debentures is conditioned upon the adhesion of the totality or a minimum number of the Debentures to the Offer of Early Redemption of the Debentures; (v) estimate of the Redemption Price, which shall correspond to a multiple of the Restated Nominal Unit Value added by the respective Remuneration at the time of the Early Redemption; (vi) eventual redemption premium which can be offered to the holder of the Debentures, at the Company’s sole discretion; and (vii) other information on the Offer of Early Redemption of the Debentures necessary for the decision making by the Holders of the CRA regarding the Offer of Early Redemption of the CRA (as defined below).

4.22.1.4 Once the Communication of Offer of Early Redemption of the Debentures has been received, the Securitization Company shall call a General CRA Holders Meeting to deliberate on an offer of early redemption of CRA (“Offer of Early Redemption of CRA”) which shall reflect the same terms and conditions set forth for the Offer of Early Redemption of the Debentures, under the terms set forth in the Term of Securitization (“Communication of Offer of Early Redemption of the CRA”).

4.22.1.5 The Holders of CRA gathered in General Meeting of the CRA Holders, under the terms of clause 4.22.1.5 above shall elect for the adherence, or not, to the Offer of Early Redemption of the CRA. The Securitization Company shall adhere to the Offer of Early Redemption of the Debentures in the quantity of Debentures equivalent to the quantity of CRA that the CRA holders may have adhered to the Offer of Early Redemption of the CRA, observing the rules of apportionment set forth in the Term of Securitization. In the cases of no holding the General CRA Holders Meeting, referred to in the clause 4.22.1.5 above, or in case of lack of quorum for deliberation, the Securitization Company shall not adhere to the Offer of Early Redemption of the Debentures. The adherence or not shall be informed to the Company up to 2 (two) Business Days counted from the holding or not of the General CRA Holders Meeting mentioned in clause 4.21.1.5 above, being that, in case of adherence, the Company shall have up to 5 (five) Business Days to perform the effective payment of the Early Redemption, observing the time limit provided in clause 4.22.1.4 above.

4.22.1.6 In case (i) the totality of the Holders of CRA adhere to the Offer of Early Redemption, the Issuer shall perform the total early redemption of the Debentures, as applicable; (ii) the adhesion to the Offer of Early Redemption is equal to or higher than 95% (ninety-five per cent) of the CRA outstanding, the Holders of CRA who have not adhered to the Offer of Early Redemption shall have their CRA mandatorily redempted under the same terms and conditions that the CRA Holders who have adhered to the Offer of Early Redemption, with the consequent total early redemption of the Debentures; and (iii) the adhesion to the Offer of Early Redemption is lower than 95% (ninety-five per cent) of the CRA Outstanding, the Issuer shall perform the partial redemption of the Debentures, to the proportion of the CRA whose owners adhere to the Offer of Early Redemption. In this last case, the Issuer and the Debenture Holder shall enter an amendment to the present Indenture, up to 5 (five) Business Days from the respective payment of the Early Redemption Price, in such a way to reflect the new Total Value of Issue.

4.22.1.7 Observing the provision in the clause above, the Issuer undertakes to, in the period up to 30 (thirty) running days counted from the date of redemption of the Debentures that adhere to the Offer of Early Redemption, to enter into an amendment to this Indenture and, if necessary, to the other Documents of Offer, without need to hold any additional corporate approval by the Issuer or General Debenture Holders Meeting exclusively to reflect the adjustments that may be necessary as a result of the Offer of Early Redemption.

4.22.1.8 The early redemption and the corresponding payment shall be performed in accordance with the procedures of bank transfer recognized and accepted by the Central Bank of Brazil, under the legislation in force.

4.22.1.9 The expenses related to the Offer of Early Redemption of the Debentures shall be borne by the Issuer, which includes the expenses of communication and redemption of the CRA.

4.22.1.10 In case the quantity of Debentures to be redempted is lower than the minimum quantity of Debentures set forth by the Company under the terms of the clause 4.22.1.3 above, in the scope of the Offer of Early Redemption of Debentures, it shall be optional to the Company to not make the early redemption of the Debentures.

4.22.1.11 The date for the realization of any Early Redemption shall mandatorily be a Business Day.

4.22.1.12 The Debentures redempted under the terms of this item shall be cancelled by the Company.

4.23 Extraordinary Amortization

4.23.1 It shall not be allowed the realization of extraordinary amortization of the Restated Unit Face Value.

4.24 Fine and Moratorium Interests

4.24.1 In case of impunctuality in the payment of any amount due by the Company to the Debenture Holder under the terms of this Indenture, the Issue and/or Offer, additionally to the payment of the Remuneration, calculated from the date of default until the date of effective payment, on any and all amounts past due, it shall accrue, regardless of notice, notification of judicial or extrajudicial notification, (i) moratorium interests of 1% (one per cent) per month, calculated pro rata temporis, since the date of default until the date of the effective payment; and (ii), non-reducible and non-compensatory moratorium fine of 2% (two per cent)(“Moratorium Charges”).

4.25 Place of Payment

4.25.1 The payments related to the Debentures shall be made by the Company upon deposit to the Centralizing Accounts, as defined in the Term of Securitization.

4.26 Extension of Terms

4.26.1 It shall be considered extended the terms referring to the payment of any obligation provided and resulting from this Indenture if the maturity date does not coincide with a Business Day, without any addition to the amounts to be paid. For purposes of this Indenture, it shall be considered “Business Day” any and all day other than Saturday, Sunday or national holiday of the Federative Republic of Brazil. Having in view the link to the CRA covered by the clause 3.7 above, in case the dates that the events occur in the scope of B3 S.A. – Brasil, Bolsa, Balcao (“B3”), as provided in the Term of Securitization, are days that B3 is not operating, it shall be considered as due date for the referred event the day immediately subsequent that B3 is operating, according the CRA are electronically custodied in B3.

4.27 Acceleration

4.27.1 The Debentures and all obligations included in this Indenture will be considered anticipately due, becoming immediately payable by the Company, the payment of the balance of the Restated Unit Face Value, added by the Remuneration, calculated pro rata temporis, since the Date of Payment, or the last Date of Payment of Remuneration, until the date of the effective payment, without prejudice, when the case may be, of the charge of Moratorium Charges and any other amounts eventually due by the Company under the terms of any of the Documents of Operation, upon the occurrence of the cases described in the clauses 4.27.2 and 4.27.3, below, observing the eventual terms of remediation and respective procedures, when applicable (each one, an “Acceleration Event”).

4.27.2 Automatic Acceleration Events: Observing the eventual terms of cure applicable, the occurrence of any of the events indicated in this clause 4.27.2 shall trigger the automatic acceleration of the Debentures, regardless of consultation to the Debenture holders and upon previous notice with 1 (one) Business Day in advance to the Company for purposes merely of communication, in the quality of owner of the Debentures (each one, an “Automatic Acceleration Event”);

(a)	default, by the Company, its Subsidiaries and/or by the Guarantors (as defined below) of any pecuniary obligation related to the Debentures and/or provided for in this Indenture and/or in the Guarantee, at the respective date of payment provided by this Indenture and/or Guarantee, not cured in the period of 01 (one) Business Day counted from the date of the respective default, respecting eventual periods of cure included in the documents mentioned above;

(b)	change or transfer of shareholding control of the Company and/or Guarantors, that implies in the exclusion of Cresud S.A. C.I.F.Y.A. – Citibank DTVM S.A., enrolled with the CNPJ/ME under nr. 07.775.250/0001-42 as ultimate controlling entity of the Company and the Company as final controller of the Guarantors, without previous authorization from the Debenture Holder.

(c)	(i) liquidation, dissolution of extinction of the Company and/or the Guarantors (as defined below) and/or of any of its “Subsidiaries” (as per the definition of control provided by article 116 of the Corporations Law); (ii) decree of bankruptcy of the Company and/or Guarantors and/or any one of its Controlling Entities and/or of any one of its “Subsidiaries” (as per the definition of control provided by the article 116 of the Corporations Law); (iii) request of self-bankruptcy formulated by the Company and/or by the Guarantors and/or by any of its Controlling Entities and/or by any of their Subsidiaries; (iv) petition of bankruptcy of the Company and/or the Guarantors and/or any of their Controlling Entities and/or any one of their Subsidiaries formulated by third parties, not rejected in the legal period; or (v) request of judicial reorganization or extrajudicial reorganization of the Company and/or the Guarantors and/or any one of their Controlling Entities and/or by any of their Subsidiaries, regardless of approval of the respective request;

(d)	Declaration of acceleration of any financial obligation of the Company and/or Guarantors and/or any of their Subsidiaries (even if in the condition of guarantor) resulting from banking debts and capital market operations, local or international, observing the periods of cure provided in the respective debt instruments.

(e)	default, by the Company and/or Guarantors and/or by any of their Subsidiaries (even if in the condition of guarantors) of any debt or financial obligation in the scope of the financial and capital markets, local or international, in amount, individually or in aggregate, equal to or higher than R$15,000,000.00 (fifteen million reais) for facts occurred up to the maturity of the Agribusiness Receivables Certificate of the 7th and 8th of the 1st Issue of Cibrasec – Companhia Brasileira de Propriedade Securitizaçao (“CRA of the 1st Issue”), and R$30,000,000.00 (“thirty million reais) if occurred after the maturity of the CRA of the 1st Issue, or its equivalent in other currencies, observing the terms of cure provided by the respective debt instruments;

(f)	default of any judicial, administrative or final decision or arbitration award that has not been obtained a suspensive effect, against the Company and/or against the Guarantors in amount, individually or in aggregate, equal to or higher than R$15,000,000.00 (fifteen million reais) for facts occurred until the maturity of the CRA of the 1st Issue, and R$30,000,000.00 (thirty million reais) if occurred after the maturity of the CRA of the 1st Issue;

(g)	reduction of the Company’s capital stock, as provided in article 174, paragraph 3rd, of the Corporations Law, except for absorption of losses, under the law;

(h)	change of the Company’s Corporate Purpose and/or the Guarantors, as provided for in its Memorandum or Articles of Association, as the case may be, in force at the Date of Issue, except if it does not result in change of the main activity of the Company and/or the Guarantors;

(i)	declaration of invalidity, nullity or unenforceability of this Indenture and/or Guarantee and/or any of the other Documents of the Operation, by any judicial decision or arbitration award;

(j)	assignment, promise of assignment or any form of transfer or promise of transfer to third parties, wholly or partially, by the Company and/or by the Guarantors, of any of its obligations under the terms of this Indenture and/or Guarantee, except if approved by the Debenture Holder, as previously deliberated by the Holders of the CRA in General CRA Holders Meeting;

(k)	transformation of the corporate type of the Company in such a way that it is no longer a corporation, under the terms of articles 220 to 222 of the Corporations Law;

(l)	judicial questioning, by the Company and/or by the Guarantors and/or by any of its “Controlling Entities” (according to the definition of control provided by article 116 of the Corporations Law), of this Indenture and/or Guarantee and/or of any of the Documents of Operation, not cured definitively within the legal period or up to 15 (fifteen) days counted from the date that the Company and/or the Guarantors become aware of the filing of such judicial questioning, out of the two periods whichever is lower, for the cases where the questioning is made by the Controlling Entities;

(m)	in case this Indenture or any Document of Operation is, by any reason, terminated, breached or otherwise extinguished by the Issuer and/or by the Guarantors; and

(n)	spin-off, merger, incorporation, incorporation of stock or any form of corporate reorganization involving the Company, the Guarantors and/or any of its Subsidiaries, except in the cases below and provided that the Company has not been extinguished:

(i) if previously authorized by the Debenture Holder, as previously deliberated by the CRA Holders in General CRA Holders Meeting; or

(ii) if, exclusively in case of spin-off, merger or incorporation of the Company, it has been ensured to the Debenture Holder, during the minimum period of 06 (six) months counted from the date of publication of the minutes of the corporate acts related to the operation, the redemption of the Debentures it is holder, upon the payment of the outstanding balance of the Restated Unit Face Value, added by the Remuneration, calculated pro rata temporis, since the Date of Payment or the immediately previous Date of Payment of Remuneration, as the case may be, until the date of the effective payment; or

(iii) in cases of spin-off, merger, incorporation, incorporation of stock or other form of corporate reorganization involving solely and exclusively the Company, its Controlling Entities and/or Subsidiaries; or

(iv) in case it is an Authorized Corporate Operation.

4.27.3 Events of Non-Automatic Acceleration: Upon the occurrence of any of the events indicated in this clause 4.27.3, not remedied in the period of cure eventually applicable, it shall occur the provision of the clauses 4.27.5 and following clauses of this Indenture (each one, “Event of Non-Automatic Acceleration”):

(a)	default by the Company and/or by the Guarantors of any non-pecuniary obligation provided by this Indenture and/or Guarantee not cured in the period of of 5 (five) Business Days counted from the date of receipt of notification of the respective default by the Company, being that the period provided in this item does not apply to the obligations for which there has been set forth specific period of cure;

(b)	no obtaining, no renewal, cancelling, revocation or suspension of the authorizations, concessions, permits and/or licenses necessary for the achievement of the Company’s Corporate Purpose and the corporate purpose of the Guarantors, except for the authorizations, concessions, permits and/or licenses that may be in process of renewal and do not prevent the Company and/or the Guarantors, as the case may be, from performing their respective corporate purposes and that are not in disagreement with the laws and norms applicable;

(c)	constitution of any lien (so defined as mortgage, pledge, fiduciary alienation, fiduciary assignment, usufruct, trust, charge, encumbrance or lien, attachment, sequestration or levy, encumbrance, judicial or extrajudicial, voluntary or involuntary, or other act that may have the practical similar effect to any of the expressions above), on the assets object of the Guarantee or the Alternative Guarantees;

(d)	not meeting, after eventual periods of cure have lapsed provided by the Contract of Fiduciary Alienation of Properties, to the obligations of reinforcements and/or to the limits, percentages and/or amounts of Guarantee;

(e)	protest of notes against the Company and/or against the Guarantors and/or any of its Subsidiaries (even if in the condition of guarantors) in amount, individually or aggregate, equal to or higher than: R$15,000,000.00 (fifteen million reais) for facts occurred up to the maturity of the CRA of the 1st Issue, and R$30,000,000.00 (thirty million reais) if occurred after the maturity of the CRA of the 1st Issue, or its equivalent in other currencies, except if the protest has been made by proven error or bad faith of third parties or cancelled, or even if it is validly questioned in court, in any case, in the maximum period of 10 (ten) Business Days counted from the date of awareness of the respective protest by the party protested. For purposes of this item, the evidence of error or bad faith shall take place upon the presentation, by the party protested, of the respective voucher of payment of the protested note;

(f)	existence of any judicial, administrative decision or arbitration award that may have not been obtained suspensive effect, against the Company and/or against the Guarantors in individual amount equal to or higher than: R$15,000,000.00 (fifteen million reais) for facts occurred up to the maturity of the CRA of the 1st Issue, and R$30,000,000.00 (thirty million reais) if occurred after the maturity of the CRA of the 1st Issue;

(g)	expropriation, forfeiture or any other act by any governmental entity of any jurisdiction on the property and/or the direct or indirect possession of its assets, in individual amount equal to or higher than (i) in case of expropriation, R$100,000,000.00 (one hundred million reais) and, cumulatively, in case the respective indemnification paid by the governmental entity to the Company in view of the expropriation corresponds to less than 70% (seventy per cent) of the appraisal value of the respective property expropriated; or (ii) in case of forfeiture or any other act similar from any governmental entity of any jurisdiction, R$100,000,000.00 (one hundred million reais).

(h)	not use by the Company of the net proceeds obtained from the Issue strictly under the terms of this Indenture;

(i)	judicial questioning, by any person different from the Company and the Guarantors, of this Indenture and/or Guarantee, questioned in the legal period or in the period up to 15 (fifteen) days counted from the date that the Company and/or the Guarantors were aware of the filing of such judicial questioning, whatever is lower;

(j)	filing the lawsuit that has the object the operation by the Company and/or Guarantors in disagreement with the norms that may applicable to them that deal with acts of corruption and harmful acts against the public administration, under Law nr. 12846 of 1st of August 2013, as amended and the Decree nr. 8420 of 18th of March 2015 (together, “Anti-Corruption Laws”);

(k)	evidence that any of the declarations provided by the Company and/or by the Guarantors in this Indenture, in the Guarantee and/or other Documents of Operation is false or incorrect, in the latter case, in any material respect;

(l)	distribution and/or payment by the Company of dividends, interests on shareholders’ equity or any other profit distribution to the shareholders of the Company, in case the Company is in delay with any of its pecuniary obligations set forth in this Indenture, except for the mandatory dividends provided by article 202 of the Corporations Law, under the terms of the Company’s Articles of Association in force at the Date of Issue;

(m)	not observance, by the Company, for 2 (two) consecutive quarters, during the effectiveness of the Debentures, of the financial ratio below (“Financial Ratio”) to be calculated by the Company, quarterly, and verified by the Securitization Company, having as basis the consolidated financial statements of the Company as of, and inclusive, the financial statements of 30th of June 2021:

Net Debt/Value of Own Lands lower than 30.00% (thirty per cent) equivalent to 0.3 times.

For purposes of the provision in this clause, it is understood by:

(i) “Net Debt” means the total loans (including short- and long-term loans, as demonstrated in the consolidated balance sheet), subtracted from the amount of Cash and Cash Equivalents;

(ii) “Amount of Own Lands” means the fair value of appraisal assigned to the Company’s Own Lands by Deloite Touche Tohmatsu Limited, according to appraisal reports issued in accordance with clause 5.3 below or by other report issued by any of the following companies: (i) Valora Engenharia S/S Ltda., (ii) Deloitte Touche Tohmatsu Limited or (iii) Cushman & Wakefield Consultoria Imobiliaria Ltda., in case any change or update occurs, according to the note “Property for investment”, in the financial statements of the Company or even in case if it is published a Relevant Fact that indicates the possibility of deterioration of the fair value assigned to the Own Lands, added by the present value of the receivables of farming sales, according to the note 4.2 to the financial statements and subtracted by the accounts payable related to the acquisitions, as per note 4.2 to the financial statements; and

(iii) “Own Lands” mean the rural properties owned by the Company, as registered in the registration of the respective property.

(n)	no observance, by the Debtor, for 2 (two) consecutive quarters, during the effectiveness of the Debentures, of the financial ratio applicable to the CRA of the 1st Issue or in other operations similar to the one described in the Term of Securitization;

(o)	the lack of registration of the Contract of Fiduciary Alienation of Properties in the period set forth in clause 2.6.2 above without being constituted additional guarantee, under the terms of clause 2.6.2.1 above;

(p)	spin-off, merger, incorporation of stock or any form of corporate reorganization with third parties that do not integrate the Company’s Economic Group, by the Company, by the Guarantors and/or by any of its Controlling Entities, except if, cumulatively or not, (i) it does not configure a merger; (ii) the Company is not extinguished; (iii) the final purpose of the referred acts are exclusively the acquisition of rural properties indirectly; and (iv) referred acts do not imply in the non-fulfillment by the Company of the declarations and guarantees provided under the terms of Clause 7 of this Indenture (“Authorized Corporate Reorganization”);

(q)	existence of administrative and/or judicial decision, immediately demandable, which effects are not suspended or reversed within the legal period of period of 30 (thirty) days counted from its publication, whatever is lower, for inobservance, by the Company, Subsidiaries and/or Guarantors, of the labor legislation, related to the incentive to prostitution, use of child labor and conditions analogous to slavery; and

(r)	existence of condemnatory decision, immediately demandable, which effects are not suspended or reversed within the legal period or period of 30 (thirty) days counted from its publication, whatever is lower, that recognizes, directly or indirectly, the active participation of the Company, the Subsidiaries and/or Guarantors, in acts and/of facts harmful to the labor legislation regarding to conducts that characterize moral or sexual harassment.

4.27.4 Upon occurrence of any of the Events of Acceleration provided in the clause 4.27.2 above, the obligations resulting from the Debentures shall become automatically due, upon previous notification with 1 (one) Business Day of advance to the Company. Without prejudice of the acceleration, the Trustee, as soon as aware, shall send to the Company written communication informing such occurrence.

4.27.5 Upon occurrence of any of the other Events of Acceleration provided in the clause 4.27.3 above, the Securitization Company, in the quality of assignee of the Debentures, shall immediately notify the Company upon the occurrence of such events and call a General CRA Holders Meeting in up to 2 (two) Business Days counted from the awareness of the occurrence of any of the events described in clause 4.27.3 above, ensuring the Company the participation in the respective meeting, as well as ensuring to the Company the remedy of eventual non-financial defaults until the date of this meeting, in such case that the debenture holders present shall be dismissed, and as provided in the Term of Securitization, to deliberate on the non-declaration of acceleration of the Debentures. The General Debenture Holders Meeting shall be held in up to 1 (one) Business Day from the date of the holding the meeting of the CRA Holders and the Securitization Company, in the quality of Debentures Holder, shall manifest in agreement with the direction deliberated in the General CRA Holders Meeting, on the eventual non-declaration of acceleration of the Debentures.

4.27.6 In case the referred General CRA Holders Meeting is installed in first or second call, and the Holders of the CRA representing, (a) in first call, at least 50% (fifty per cent) plus one of the CRA Outstanding (as defined in the Terms of Securitization); or (b) in second call, in minimum 50% (fifty per cent) plus one of the CRA present to the referred meeting, provided that the Holders of the CRA present to the General CRA Holders Meeting represent, at least, 20% (twenty per cent) of the CRA Outstanding (as defined in the Term of Securitization) as the case may be, decide for not considering the acceleration of the obligations resulting from the Debentures or, further, in case of suspension of the works for deliberation for a later date, the Debenture Holder shall not declare the acceleration of the obligations resulting from the Debentures and shall formalize minutes of the General Debenture Holders Meeting approving the non- declaration of the acceleration; otherwise, or in case of non-installation, in second call, of the referred General CRA Holders Meeting, the Debenture Holder shall, immediately, declare the acceleration of the obligations resulting from the Debentures.

4.27.7 In case of acceleration declared by the Debenture Holder, of the obligations resulting from the Debentures, the Company undertakes to redeem the totality of the Debentures with their consequent cancelling for the outstanding balance of the Restated Unit Face Value, added by the Remuneration, calculated pro rata temporis, since the Date of Payment or last Date of Payment of Remuneration, whatever occurs last, until the date of the effective redemption, without prejudice to the payment of the Moratorium Charges, when the case may be, and of any other amounts eventually due by the Company under the terms of this Indenture, including eventual expenses due and unpaid, in up to 1 (one) Business Day counted from the date that the acceleration of the obligations resulting from the Debentures is declared, under penalty of, by not doing so, being obliged, further, to the payment of the Moratorium Charges being certain that such payment is due by the Company since the date of declaration of the acceleration, and the Debenture Holders may adopt all measures necessary for the satisfaction of their credit, regardless of any operational period necessary for the redemption of the Debentures.

4.27.8 Notwithstanding the provision in this clause, the Company may, at any time, call a General Debenture Holders Meeting so that they deliberate on the waiver or temporary forgiveness (previous waiver request) of any Event of Acceleration provided in the clauses above, which shall depend on the approval by the Debenture Holders of at least 2/3 (two thirds) of the Debentures Outstanding. The Securitization Company, in the quality of Debenture Holder, shall manifest in accordance with the direction deliberated in General CRA Holders Meeting, to be called for such purpose.

4.28 Rating

4.28.1 The Debentures shall not be object of rating.

5. GUARANTEE

5.1 Fiduciary Alienation of Properties: Under the terms set forth in the “Private Instrument of Fiduciary Alienation of Properties in Guarantee and other Covenants” to be entered between Imobiliaria Cajueiro Ltda., CNPJ nr. 08.745.729/0001-07 (“Imobiliaria Cajueiro”), Agrifirma Bahia Agropecuaria Ltda., CNPJ nr. 10.296.779/0001-98 (“Agrifirma Bahia” and, together with Imobiliaria Cajueiro, the “Guarantors”), the Company and the Securitization Company, as may be amended from time to time (the “Contract of Fiduciary Alienation of Properties”) to ensure the faithful, timely and full fulfillment (i) of the pecuniary obligations, main and ancillary, present or future, at their original maturity dates or accelerated, assumed by the Company in the present Indenture, including, although not limited to, the total amount of the debt represented by the Debentures under the terms of this Indenture, added by the Remuneration, Moratorium Charges applicable and any other judicial costs and expenses and with attorney’s fees incurred in the protection of the interests of the Debenture Holder and any other expenses of the Company’s responsibility provided in the present Indenture (including fines, penalties, indemnifications, expenses, costs and other contractual and legal charges provided herein), as well as any other expenses provenly incurred by the Trustee and/or by the Debenture Holder regarding the collection of the amounts due under the terms of this Indenture and with regarding to the foreclosure of the Guarantee, as constituted by the Contract of Fiduciary Alienation of Properties, and (ii) any obligations, pecuniary or not, as well as representations and guarantees of the Company, under the terms of the Documents of the Operation (“Guaranteed Obligations”), the Guarantors shall constitute fiduciary alienation on the following properties on behalf of the Securitization Company, observing that the Debentures will be assigned to it (“Fiduciary Alienation of Properties” or simply, “Guarantee”): properties of registration numbers 6462, 6257, 6405, 6376, 6336, 6377 and 6335 of the Registry of Real Estate of the Judicial District of Correntina, State of Bahia (“Properties”).

5.2 Throughout the duration of the Debentures, observing the period for constituting the Fiduciary Alienation of the Properties, the value of the properties object of the Fiduciary Alienation of the Properties (and eventual new guarantees provided under the terms of the Clauses 5.4 and subsequent clauses below), must represent, at least, 150% (one hundred fifty per cent) of the outstanding balance of the Restated Unit Face Value, annually verified (“Minimum Guarantee Ratio”).

5.3 The maintenance of the Minimum Guarantee Ratio shall be verified annually by the Securitization Company up to the 5th (fifth) Business Day of the month of March of each year (“Verification Date”) and, for purposes of the referred calculation, it shall be used the market value of the Fiduciarily Alienated Properties demonstrated in the appraisal report to be provided by the Company and made by any of the companies specialized in the area, as those mentioned in the Annex II – Eligibility Criteria (the “Eligibility Criteria”) of the Contract of Alienation of Properties issued with maximum of 60 (sixty) days in advance to the referred Verification Date (“Market Value” and “Appraisal Report”, respectively). All expenses resulting from the preparation of the referred appraisal report shall be borne by the Company.

5.3.1 Without prejudice to the provision above, the Trustee shall endeavor the best efforts to verify if the Guarantees provided by the Company can achieve their objective of additional security, exercising independent role regarding the performance risk of the investment represented by the CRA.

5.4 Regardless of the Verification Date, the Company shall, at its own expenses, contract the abovementioned specialized companies to update the Market Value and shall, based on the relevant Appraisal Report, promote the Partial Release of Guarantee, as below (“Extraordinary Verification Date”).

5.5 Partial Release of Guarantee. In case the percentage of coverage of the referred guarantee exceeds 160% (one hundred sixty per cent) of the Restated Unit Face Value (“Maximum Guarantee Ratio”), the referred guarantee shall be released by the Debenture Holder, as provided in the Contract of Fiduciary Alienation of Properties, without the need of calling a Meeting of CRA Holders, provided that it is: (a) presented and funded by the Company a new Appraisal Report and it is demonstrated therein that (i) the Maximum Guarantee Ratio has been exceeded and (ii) with the release of the respective Property given in guarantee, it is maintained the Minimum Guarantee Ratio and; (iii) the referred release contemplates the totality of a Property, not being allowed, in any circumstances, the partial release of one of the Properties (“Partial Release of Guarantee”).

5.6 The Partial Release of Guarantee, under the terms of the Contract of Fiduciary Alienation of Properties is not subject to approval by the Debenture Holders gathered in General Debenture Holders Meeting, being hereby allowed under the terms and observing the requirements provided in the referred contract, be issued term of release of the referred Guarantee by the Securitization Company up to 30 (thirty) days after receiving by the Securitization Company of the request of the Partial Release of Guarantee sent by the Company.

5.7 Optional Replacement of Guarantee. In case of request of replacement of Properties in guarantee by reasons other than the non-fulfillment of the Minimum Guarantee Ratio, as provided by clause 5.8 below, the referred guarantee shall be released, at the Company’s discretion, and provided that it is: (a.) presented and funded by the Company a new Appraisal Report and it is demonstrated therein that (i) the Maximum Guarantee Ratio has been exceeded and; (ii) with the replacement of the respective Property given in guarantee with the new property presented remains maintained the Minimum Guarantee Ratio; (b.) the respective contract of fiduciary alienation is registered with the relevant registry of Real Estate; (c.) the referred replacements contemplate the totality of one Property, free from any lien or encumbrance, not being admitted, in any circumstance, the partial release of inclusion of one of the Properties; and (d.) subject to the other obligations provided by the Contract of Fiduciary Alienation of Properties.

5.8 Reinforcement or Replacement of Guarantees. The Settlors undertake to keep in full the Fiduciary Alienation herein agreed and to reinforce it of replace it, as the case may be, in case the Minimum Guarantee Ratio is not observed, in such a way to fully recompose the Fiduciary Alienation and make the value of the assets and rights encumbered be equivalent to, at least, the Minimum Guarantee Ratio (“Reinforcement or Replacement of Guarantee”).

5.9 The Reinforcement or Replacement of the Guarantee will be implemented by the constitution of the Alternative Guarantees, as defined in the Contract of Fiduciary Alienation of Properties, or Additional Eligible Properties (as defined below).

5.9.1	For purposes of the provision of this clause, the Company shall notify the Securitization Company up to 15 (fifteen) days from being aware of the non-compliance of the Minimum Guarantee Ratio, as verified in Appraisal Report, presented to the Securitization Company the Alternative Guarantees and/or Additional Eligible Properties;

5.9.2	The Company and the Securitization Company shall enter into the respective instrument for formalization of the fiduciary alienation in guarantee, under the terms and conditions of this Contract, in up to 30 (thirty) days from the date that the Securitization Company receives (a) the confirmation of the General CRA Holders Meeting that approves the reinforcement under the terms of clause 5.9.5 below; or (b) the notification of the Company, under the terms of Clause 5.9.1 above, in case the reinforcement be exercised by Additional Eligible Properties or the Alternative Guarantees, as applicable.

5.9.3	All costs resulting from the Reinforcement or Replacement of Guarantee, including, although not limited to, the Appraisal Reports, meeting the Eligibility Criteria or fees for registration of the instruments to be formalized will be borne by the Company.

5.9.4	For purposes of the provision in this Clause, “Additional Eligible Properties” shall be considered the properties owned by the Debtor and/or its subsidiaries of the Company, provided that such properties meet the criteria of eligibility provided by the Fiduciary Alienation. The Reinforcement or the Replacement of Guarantee performed by the presentation of Additional Eligible Properties are not subject to the approval by the Holders of the CRA gathered in a General CRA Holders Meeting.

5.9.5	In case of presentation of other modalities of guarantees by the Company, these shall be approved by the Holder of the CRA gathered in a General CRA Holders Meeting, to be held in the period up to 30 (thirty) days counted from the date of receipt by the Securitization Company, of notification of the Company, under the terms of Clause 5.9.1, above. The Securitization Company shall manifest in accordance with direction deliberated in General CRA Holders Meeting to be called for such end.

5.9.6	Only in case of replacement of the totality of the Fiduciary Alienation by the Alternative Guarantees, the new guarantees, together, shall represent 100% (one hundred per cent) of the outstanding balance of the Restated Unit Face Value. For all other cases of Replacement or Reinforcement of Guarantee, the new guarantees shall observe the Minimum Guarantee Ratio.

5.9.7 The Fiduciary Alienation replaced under the terms of this clause 5 and sub-items shall be released by the Trustee immediately to the effective formalization of the new guarantee.

5.10 The Guarantee may be foreclosure, totally or partially, as many times as necessary, until the full compliance of the Guaranteed Obligations.

5.11 The Company: (i) declares to know the terms of the Contract of Fiduciary Alienation of Properties and (ii) undertakes to: (1) comply with them; (2) exercise its rights in such a way to not impair the rights and prerogatives of the Debenture Holder, the full performance of the Guarantee Obligations, the Guarantee and its object, and (3) not approve and/or perform any act in disagreement with the provision in this Indenture, in the Contract of Fiduciary Alienation of Properties and other Documents of the Operation.

6. COMPANY’S ADDITIONAL OBLIGATIONS

6.1 The Company is additionally required to:

(a) provide the Securitization Company and the Trustee with:

(i)	up to 3 (three) months from the date of closing each fiscal year, (1) copy of its complete financial statements related to the respective fiscal year, accompanied by the management’s report and the report of the independent auditors, being that in case the Company has made available its financial statements in its website or published as provided by the Corporations Law, the provision of the referred document to the Securitization Company shall not be necessary; and (2) declaration of the Company’s Director certifying the compliance of the provisions of this Indenture;

(ii)	send annual declarations to the Securitization Company up to the 31st of January of each fiscal year for purposes of accompaniment of the Events of Acceleration, aiming at demonstrating the due fulfillment by the Company, of the obligations assumed in this Indenture, remaining at the Securitization Company’s of the Trustee’s sole discretion the request of new documents/certificates to the Company to evidence whatever is provided in this declaration, being that in case the Company has been made available its financial statements in its website or published them in newspapers as provided by the Corporations Law, the supply of the referred document to the Securitization Company will not be necessary;

(iii)	in up to 2 (two) Business Days after the period of 3 (three) months referred in item (i) above, report prepared by the Company including detailed memory to accompany the Financial Ratio, comprising the open accounts of all items necessary for the final obtaining of such Financial Ratio, certifying the sufficiency and the truthfulness of the information, under penalty of impossibility of verification and checking by the Securitization Company, and the Securitization Company may be able to request the Company additional clarifications that may be necessary;

(iv)	up to 2 (two) Business Days after the period of 45 (forty-five) days after the end of the first three corporate quarters of each year, (i) copy of its full financial information related to the respective quarter, being that, in case the Company has made available its financial statements in its website, the provision of the referred document to the Securitization Company will not be necessary, and (ii) report prepared by the Company including detailed calculation memorial to accompany the Financial Ratio, comprising the open accounts of all items necessary for the final obtaining of such Financial Ratio, certifying the sufficiency and truthfulness of the information, under penalty of impossibility of verification and checking by the Securitization Company, which can request the Company for additional clarifications that may be necessary;

(v)	within 10 (ten) Business Days, or lower period if so, required by any Authority or regulatory body, any information that may be requested by the Securitization Company and/or by the Trustee, in order that it may comply with its obligations under the terms of this Indenture;

(vi)	up to 2 (two) Business Days after its receipt, copy of any correspondence of judicial or extrajudicial notification received by the Company that may result in acceleration of the Debentures; and

(vii)	up to 10 (ten) Business Days after the written request in this sense made by the Securitization Company and/or by the Trustee, or in shorter period in case it is necessary to fulfill a period established by the competent authority, all information requested by the Securitization Company and/or by the Trustee, including, although not limited to, those referring to the destination of the proceeds resulting from the present Issue.

(b) proceed to the proper publicity of the financial-economic data under the terms required by the Corporations Law, as the case may be, promoting the publication of its annual financial statements;

(c) keep its bookkeeping updated and make the respective registrations in accordance with the accounting standards adopted in Brazil, observing, wherever applicable, the provisions included in the Corporations Law, and it must incorporate the changes introduced by Law nr. 11.638 of the 28th of December 2007 and Law nr. 11.941 of 27th of May 2009, or other legislation that may replace them or supplement them, the definitions of the new pronouncements, interpretations and guidelines of the Committee of Accounting Pronouncements – CPC, approved by Resolutions of the Federal Board of Accounting (CFC) and deliberations of CVM, that follow the International Financial Reporting Standards – IFRS issued by the International Accounting Standards Board – IASB;

(d) keep valid and regular the license, concessions or approvals necessary to the regular operation of the Company except for those (i) challenged in good faith in the administrative and/or judicial level which requirement or applicability is suspended; or (ii) which loss, revocation or cancelling cannot result in a Relevant Adverse Effect to the Company or to its capacity to meet the obligations related to the Debentures;

(e) fulfill the legislation in force, as well as the regulations, administrative norms and determinations of the governmental bodies, autarchies or courts, applicable to the conduct of its business and necessary to the execution of its activities, except for cases that the non-fulfillment cannot cause any Relevant Adverse Effect;

(f) comply with the provision of the environmental legislation in force, including, although not limited to, the legislation in force related to the National Policy of the Environment and to the other supplementary environmental legislations and regulations, except (i) for those challenged in the administrative and/or judicial level, which requirement or applicability is suspended; or (ii) non-fulfillment that cannot cause any Relevant Adverse Effect, adopting the preventive or reparatory measures intended to avoid and correct eventual environmental damages verified, resulting from the activity described in its corporate purpose and always caring so that: (i) all permits, licenses, authorizations and approvals necessary for the exercise of its activities are held, in compliance with the environmental legislation applicable; and (ii) all registrations necessary, in compliance with the civil and environmental legislation applicable are held, in any case;

(g) fulfill the provision in the labor and social security legislation in force, always making sure that (i) it is not used, directly or indirectly, labor analogous to slavery or child labor, except in case of contracting apprentices, under the terms of the legislation applicable; and (ii) (1) its workers are duly registered under the terms of the legislation in force; (2) the obligations resulting from the respective labor contracts have been fulfilled; and (3) the legislation applicable to the labor health and safety, except in the cases of this item, has been fulfilled (ii) for non-fulfillment that cannot cause any Relevant Adverse Effect;

(h) fulfill, as well cause its Subsidiaries and respective officers and members of the board of directors to fulfill, the norms applicable that deal with the Anti-Corrupt laws, as applicable, and in case it is aware of any act or fact that violates such norms, to communicate immediately the Securitization Company.

(i) do not practice any act in disagreement with its articles of association, this Indenture and the Guarantee, especially those that may, directly or indirectly, compromise the timely and full compliance of the main and ancillary obligations assumed before the holders of the Debentures;

(j) notify the Securitization Company in up to 3 (three) Business Days as of the occurrence of the respective event, on any substantial change in the conditions (financial or otherwise) or to the businesses of the Company that may make it impossible or difficult the performance by the Company of its main or ancillary obligations resulting from this Indenture;

(k) inform the Securitization Company on the occurrence of any Event of Acceleration up to 1 (one) Business Day of the notification of its occurrence;

(l) apply the proceeds resulting from this Issue exclusively in accordance with the terms provided in clause 3.6 above, as well as fulfill all obligations related to the evidence of the referred destination;

(m) make the payment of all expenses, fees, charges, costs and fees resulting from the securitization and viabilization of the issue of the CRA and the Securitization operation directly to the Securitization Company up to 05 (five) Business Days from the presentation of the invoices (in the quality of issuer of the CRA) and, in case the Securitization Company, exceptionally, has to advance resources, it must be reimbursed by the Company and Securitization Company up to 05 (five) Business Days from the presentation of the invoices or vouchers of payment and, in case of no payment in this period, in up to 02 (two) Business Days counted from the date of receipt, by the Company, of notification sent by the Securitization on the no payment;

(n) make the payment of all expenses evidenced that may be necessary to protect the rights and interests of the holders of Debentures or CRA or to realize their credits, including attorney’s fees and other expenses and costs incurred in view of the collection of any amount due under this Indenture, upon presentation of the respective invoice, observing that, in case they are paid in advance by the Securitization Company or by the Trustee, they must be reimbursed by the Company to the Securitization Company and/or to the Trustee, as applicable, in up to 05 (five) Business Days from the presentation of the invoices or payment vouchers and, in case of no payment in these periods, up to 2 (two) Business Days counted from the receipt, by the Company, of notification sent by the Securitization Company on the no payment;

(o) call, under the terms of clause 8 below, a General Debenture Holders Meeting to deliberate on any of the matters that directly or indirectly may be related to the present Issue;

(p) comply with all determinations of CVM and ANBIMA, as applicable, including upon remittance of documents, providing, further, the information that it may be requested;

(q) keep its condition of rural producer company, duly organized, constituted and existing in accordance with the Brazilian laws, duly authorized to conduct its businesses will full powers to hold, own and operate its assets;

(r) keep all licenses and authorizations necessary, including the corporate ones, to the execution of this Indenture, the issue of the Debentures and the compliance of its obligations provided hereunder, as well as all legal and statutory requirements necessary for such;

(s) do not omit any fact whatsoever that may be of its knowledge and that may result in Relevant Adverse Effect to its financial-economic or legal situation to the loss of this issue of Debentures;

(t) be compliant with the performance of the obligations included in this Indenture and do not incur in any of the Events of Acceleration;

(u) has fair access to all its properties essential for the performance of its activities and its corporate interests; and

(v) keep all contracts and other agreements in force, existing and essential to ensure the Company the maintenance of its current operating and working conditions.

7. COMPANY’S REPRESENTATIONS AND GUARANTIES

7.1 The Company hereby represents and guarantees at the present date that:

(a) it is a rural producer company, duly organized, constituted and existing in accordance with the Brazilian laws and is duly authorized to conduct its businesses with full powers to hold, own and operate its assets;

(b) has obtained all licenses and authorizations necessary, including the corporate ones, to the execution of this Indenture, the issue of the Debentures and the performance of its obligations herein provided, having been met all legal and statutory requirements for such;

(c) the legal representatives that execute this Indenture have statutory and/or delegated powers to assume, on behalf of the Company, the obligations herein set forth and, being principals, they had the powers legitimately granted, being the respective mandates in full force;

(d) the execution of this Indenture and the performance of the obligations herein provided do not violate or are contrary to: (i) any contract or document which the Company may be a part or by which its assets or properties are linked, nor shall they result in (1) acceleration of any obligation set forth in any of these contracts or instruments; (2) creation of any encumbrance on any asset or property of the Company, or (3) breach of any of these contracts or instruments; (ii) any law, decree or regulation that the Company or any of its assets and properties may be subject; or (iii) any order, decision or administrative, judicial or arbitration award against the Company and that affects the Company or any of its assets and properties;

(e) no registration, consent, authorization, approval, license, order from, or qualification before any governmental authority or regulatory body, additional to the one already granted, is necessary for the performance, by the Company, of its obligations under this Indenture or for the realization of the Issue, except the registration of this Indenture and the minutes of the RCA with the JUCESP;

(f) the obligations assumed in this Indenture constitute legally valid, effective and binding obligations of the Company, enforceable in accordance with their terms and conditions, and this Indenture has the force of an extrajudicial executive note under the terms of Law nr. 13.105, of 16th of March 2015 (“Civil Procedure Code”);

(g) has, under the terms of the legislation applicable, all authorizations and licenses required by the federal, state and municipal authorities relevant for the exercise of its activities, being all of them valid and in force, except for those that may be in process of obtaining or renewal;

(h) complies, and causes its Subsidiaries to comply, with the legislation in force, as well as the regulations, administrative norms and determinations of the governmental bodies, autarchies or courts for the regular exercise of its activities;

(i) complies, and causes its Subsidiaries to comply, with the environmental legislation in force, including, although not limited to the legislation in force related to the National Policy of the Environment and to the other supplementary environmental legislations and regulations, except for (i) those challenged in the administrative and/or judicial level, and which requirement or applicability is suspended; or (ii) which non fulfillment does not cause any Relevant Adverse Effect, adopting the preventive or reparatory measures, indented to avoid and correct eventual environmental damages verified, resulting from the activity described in its Corporate Purpose and always care for that: (i) are held all permits, licenses, authorizations and approvals necessary for the exercise of its activities, in compliance with the environmental legislation applicable; and (ii) are obtained all registrations necessary, in compliance with the civil and environmental legislation, in any case;

(j) complies, and causes its Subsidiaries to comply, with the labor and social security legislation in force, always caring for it (i) is not used, directly or indirectly, work analogous to slavery or child labor (except apprentices); and (ii) (1) its workers are duly registered under the terms of the legislation in force; (2) are fulfilled the obligations resulting from the respective labor contracts; and (3) are fulfilled the legislation applicable to the labor safety and health, in any case, except in the cases of this item (ii), for non-fulfillment that may not cause any Relevant Adverse Effect;

(k) the documents and information provided in the scope of this Issue are correct, true, complete and accurate and are updated until the date that they were provided;

(l) there is no, at the date of execution of this Indenture, any law suit, administrative or arbitration proceedings, inquiry or other type of governmental investigation that may cause a Relevant Adverse Effect (as defined below) to the Company, to its financial conditions or its activities, in addition to those mentioned in the financial statements and quarterly information made available by the Company to the CVM and to the market, that may affect the capacity of the Company to perform its obligations provided in this Indenture;

(m) the Company’s financial statements referring to the fiscal year ended on the 31st of December 2020 are true, complete, consistent and correct in all respects at the date they were prepared, they reflect, clearly and accurately, the financial and equity position, the results, operations and cash flows of the Company in the period, and until the date of execution of the present Indenture: (i) there has not been any Relevant Adverse Effect to the financial situation and operating results at issue; (ii) there has not been any relevant material operation involving the Company out of the normal course of its businesses; and (iii) there has not been any substantial increase to the Company’s indebtedness;

(n) no fact whatsoever has been omitted nor shall it be omitted that may be of its knowledge and that may result in Relevant Adverse Effect in its financial-economic or legal situation to the loss of this issue of Debentures;

(o) it is current with the performance of the obligations included in this Indenture and it is not, at this date, incurring in any of the Events of Acceleration;

(p) is fully aware and fully agrees that the calculation form of the Monetary Restatement and Remuneration was agreed by its free will, in observance to the principle of good faith;

(q)  all information provided by the Company in the scope of the present Indenture is correct, true, complete and consistent in all respects at the date that the referred information was provided and does not omit any fact necessary to make the referred information is not misleading in referred time in light of the circumstances which it was provided;

(r) the Company has fair title of all its properties essential to the performance of its activities and its corporate interests;

(s) it complies, as well as causes its Subsidiaries to comply, with the norms applicable that deal with Anti-Corrupt Laws to the extent that it (i) keeps internal mechanisms and procedures that ensure the due compliance with such laws; (ii) seeks to give full knowledge of such norms to all professionals that may relate to the Company; and (iii) refrains from practicing acts of corruption and act in a way harmful to the public, national administration and the administration of the countries it operates, as applicable, to its interest or to its benefit, exclusive or not;

(t) at the present date, there is no (i) violation and/or, (ii) indication of violation of any legal or regulatory provision, national or countries it operates, as applicable, related to the practice of corruption or acts harmful to the public administration, including, although not limited to, the Anti-Corrupt Laws, by the Company or its Subsidiaries;

(u) there are no facts related to the Company and/or Debentures that, until the Date of Issue, has not been disclosed to the Securitization Company, which omission, in the context of the Issue, makes that any declaration of this Indenture may be misleading, incorrect or untrue; and

(v) it shall keep in force all contracts and other agreements existing and essential to ensure the Company the maintenance of its current operating and working conditions.

8. GENERAL DEBENTURE HOLDERS MEETING

General Rule

8.1 The Debenture Holders may, at any time, meet in general meeting, in accordance with the provision of article 71 of the Corporations Law, in order to deliberate on the matter of interest of the community of the Debenture Holders (“General Debenture Holders Meeting”), as below:

8.2 The General Debenture Holders Meeting shall be held (i) at the main place of business of the Company in presence; (ii) exclusively digitally; or (iii) partially digitally, observing the procedures provided in the CVM Instruction nr. 625 of the 14th of May 2020 (“CVM Instruction nr. 625/20”).

8.3 It is applied to the General Debenture Holders Meeting, wherever applicable, the provision of the Corporations Law on the general shareholders meeting.

8.4 After the issue of the CRA, the Debenture Holder shall vote at any and all General Debenture Holders Meeting as directed by the Holders of the CRA.

Calling

8.5 The General Debenture Holders Meeting may be called by the Company, by the Trustee and by the Debenture Holders that represent, at least 10% (ten per cent) of the Debentures Outstanding or even by the CVM.

8.5.1 The calling of the General Debenture Holders Meeting shall take place upon advertisement published at least 3 (three) times in the newspaper “O Estado de Sao Paulo” and in “DCI-Diario do Comercio e Industria”, respected other rules related to the publication of advertisement of calling of general meetings included in the Corporations Law, of the regulation applicable and this Indenture, making sure that the Company is notified about such calling at the date of the first publication in the referred newspaper.

8.5.2 The General Debenture Holders Meeting shall be held in the minimum period of 15 (fifteen) days, counted from the first date or publication of the calling and the second calling can only be performed in, at least, 8 (eight) days after the date of the publication of the new calling.

8.5.3 By force of the connection of the Debentures to the CRA, it is hereby set forth that, once the calling of a General Debenture Holders Meeting has been performed, the Securitization Company shall, up to the following Business Day, request the calling of a General CRA Holders Meeting, applying the provision of the Term of Securitization.

8.5.4 Regardless of the legal formalities provided, it shall be considered regular the General Debenture Holders Meeting to which all holders of the Debentures Outstanding are present.

Installation

8.6 The General Debenture Holders Meeting shall be installed in first call with the presence of the holders of the Debentures that represent, at least, 50% (fifty per cent) plus 1 (one) of the Debentures Outstanding and, in second call, with the presence of any number of holder of Debentures of the Debentures Outstanding.

8.6.1 For purposes of quorum of meeting of the present Issue, it is considered as “Debenture Outstanding” all Debentures subscribed and not redempted, excluded those Debentures: (i) kept in Treasury by the Company; or (ii) owned by: (a) the subsidiaries of the Company (direct and indirect), (b) controlling entities (or group of control) of the Company; (c) companies under common control; and (d) administrators of the Company including, although not limited to, person directly or indirectly related to any of the persons previously mentioned, including their spouses, companions or relatives to the 2nd (second) degree.

8.6.2 It shall be optional the presence of the legal representatives of the Company at the General Debenture Holders Meeting except when the Company calls the referred General Debenture Holders Meeting or when formally requested by the Securitization Company, in such case that it shall be mandatory.

8.6.3 The chairman of the General Debenture Holders Meeting shall be assigned to the debenture holder elected by the holders of the Debentures or whoever may be assigned by the CVM.

Quorum of Deliberation

8.7 Without prejudice to specific quorum set forth in this Indenture, and in the legislation applicable, the deliberations of the General Debenture Holders Meeting shall depend on approval by the Debenture Holders owners of (i) in first call, at least, 50% (fifty per cent) plus one of the Debentures Outstanding; or (ii) in second call, at least 50% (fifty per cent) plus one of the Debentures present to the meeting, provided that the owners of the Debentures present at the General Debenture Holders Meeting represent, at least, 20% (twenty per cent) of the Debentures Outstanding, except when otherwise provided in this Indenture.

8.8 The cases of alteration of the (i) quorum and provisions provided in this clause; (ii) the Remuneration of the Debentures, except in case of increase; (iii) of the Dates of Payment of the Remuneration; (iv) the Maturity Date; (v) the values, amounts and dates of amortization of the principal amount of the Debentures; (vi) the Early Redemption of the Debentures and/or Offer of Early Redemption; (vii) the quorum provided in this Indenture and/or (viii) the Events of Default; shall depend on approval by the Debenture Holders that represent, at least, 90% (ninety per cent) of the Debentures Outstanding.

8.8.1 Each Debenture shall grant its holder the right to one vote at the General Debenture Holders Meeting being admitted the constitution of principals, owners of Debentures or not.

8.8.2 The deliberations made by the holders of the Debentures in General Debenture Holders Meeting, in the scope of their legal competence, observing the quorums set forth in this Indenture, shall be existing, valid and effective before the Company and shall bind all the holders of the Debentures Outstanding, regardless to have attended the General Debenture Holders Meeting or the vote casted in the respective General Debenture Holders Meeting.

8.8.3 It is hereby certain and agreed that the holders of the Debentures shall only manifest in General Debenture Holders Meeting as instructed by the Securitization Company which shall act in accordance with the direction of the Holders of the CRA, or any legal representative of the CRA after having been held a General CRA Holders Meeting in accordance with the Term of Securitization.

9. NOTICES

9.1 All documents and communications that shall always be made in writing, as well as the physical means that contain the documents or communications, to be sent by any of the parties under the terms of this Indenture, shall be forwarded to the following addresses:

To the Company:

BrasilAgro - Companhia Brasileira de Propriedades Agrícolas

Avenida Brigadeiro Faria Lima, nº 1.309, 5º andar

Postal Code 01452-002, São Paulo – SP

Att.: Mr. Gustavo Javier Lopez

Telephone: [REDACTED]

E-mail: [REDACTED] c/c [REDACTED]

To the Securitization Company:

ISEC SECURITIZADORA S.A.

Rua Tabapuã, n.º 1.123, 21º andar, conjunto 215, Itaim Bibi

São Paulo, SP

Postal Code 04.533-004

Att.: Departamentos Jurídico e de Gestão

Telephone.: [REDACTED]

E-mail: [REDACTED] / [REDACTED]

9.2 The communications referring to this Indenture are considered delivered when received under protocol or with “return receipt” issued by the mail or by telegram at the addresses above. The communications made by electronic mail will be considered received at the date of the receipt of the “delivery notice”. The change of any of the addresses above shall be communicated to the other party by the party that has its address changed, under penalty to be considered delivered the communications sent to the previously indicated addresses.

10. PAYMENT OF TAXES

10.1 The taxes accruing on the Issue and/or Debentures will be fully paid by the Company, including, not limited to, all costs of taxation accruing on any payment due to the Securitization Company, as the case may be, in the quality of holder of the Debentures of this Indenture. In this sense, referred payments shall be added by the current and future amounts corresponding to any taxes that accrue, may accrue or are understood as due, including, not limited to, the amounts corresponding to the Corporate Income Tax – IPRJ, Taxes on Services of any Nature – ISSQN, Contribution to the Social Integration Plan and Formation of Estate of the Public Servant – PIS/COFINS and Tax on Financial Operations – IOF, as applicable. Likewise, in case, by force of norm or determination of authority, the Company has to withhold and deduct from any payments made exclusively in the scope of the Debentures any taxes and/or fees, the Company shall add to such payment’s additional amounts in such a way that the Securitization Company, in the quality of holder of the Debentures, receives the same amounts that would be received had any withholding or deduction been made. For such, the Company hereby recognizes that the obligation herein provided is pecuniary, and declares to be liquid, certain and required any and all amounts that may be presented against itself, by the Securitization Company, in the quality of holder of the Debentures, belonging to such taxes and, under the terms of this Indenture, which shall be settled by the Company, at occasion of its presentation by the Securitization Company, under penalty of acceleration of the Debentures, under the terms of this Indenture.

10.2. The Company shall not be held responsible for the payment of any taxes that may accrue on the payment of earnings by the Securitization Company to the Holders of the CRA and/or that in any way are accrued on the Holders of the CRA in view of their investment in the CRA.

11. EXPENSES

11.1 Notwithstanding the expenses identified in the other Documents of Operation, as the Issuer’s responsibility, the Issuer shall be responsible, directly or upon recomposition of the Fund of Expenses, for the expenses described in the Annex III to this Indenture.

11.2 Under no case shall the Securitization Company incur in advance of expenses and/or support expenses with its own resources.

12. GENERAL PROVISIONS

12.1 The waiver to any of the rights resulting from the present Indenture is not presumed. Therefore, any delay, omission or liberality in the exercise of any right, option or remedy that is attributable to any one of the parties of the present Indenture shall impair such rights, options or remedies, or shall it be interpreted as a waiver to them or agreement with such default, nor should it constitute novation or modification of any other obligations assumed in this indenture or precedent regarding any other default or delay.

12.2 The present Indenture is part of a Securitization Operation. The terms in capital letters or with capital initials employed and that are not otherwise defined in this Indenture are used herein with the same meaning assigned to such terms in the Term of Securitization. All terms in the singular defined in this instrument shall have the same meanings when employed in the plural and vice-versa. The expressions “of this instrument”, “in this instrument” and “as provided by this instrument” and words of similar meaning when employed in this Indenture, unless otherwise required by the context, refer to this Indenture as a whole and not to a specific provision of this instrument. References to clause, sub-clause, addendum and annex are related to this Indenture unless otherwise specified. All terms herein defined shall have the definitions assigned to them in this instrument when used in any certificate or document entered or formalized in accordance with the terms herein.

12.3 The words and terms included in this Indenture not expressly defined herein nor in any other Document of Operation, written in Portuguese or any other foreign language, as well as any others of technical and/or financial language, that eventually during the effectiveness of the present Indenture, in the fulfillment of rights and obligations assumed by both parties are used to identify the practice of any acts or facts, shall be understood and interpreted in agreement with the uses, customs and practices of the Brazilian capital markets.

12.4 For all purposes of the present Indenture, “Relevant Adverse Effect” means any event or situation that causes (i) any relevant adverse effect to the situation (economic, financial, legal or otherwise), in the business, reputation and/or operating results of the Company and/or any of its Subsidiaries; or (ii) any relevant adverse effect in the capacity of the Company to perform any of its obligations under the terms of this Indenture and/or Guarantee.

12.5 The present Indenture is executed irrevocably, binding the Parties by themselves and their successors.

12.6 In case any of the provisions of this Indenture is considered illegal, invalid or unenforceable, all other provisions not affected by such consideration shall prevail, the parties undertaking, in good faith, to submit the provision affected by other that, to the extent possible, produces the same effect.

12.7 The present Indenture and the Debentures constitute extrajudicial executive note, under the terms of article 784, sub-sections I and III of the Civil Procedure Code, and the obligations included therein are subject to specific execution, in accordance with the articles 536 et seq. of the Civil Procedure Code, without this meaning waiver to any other action or providence, judicial or not, that aims at safeguarding the rights resulting from the present Indenture.

12.8 This Indenture is governed by the Laws of the Federative Republic of Brazil.

12.9 The time limits set forth in the present indenture are calculated in accordance with the rule provided by article 132 of the Civil Code, excluding the initial day and including the day of maturity.

12.10 Any change to this Indenture, after the payment of the CRA, shall depend on previous approval by the Holders of the CRA, gathered in General CRA Holders Meeting, under the terms and conditions of the Term of Securitization, except in the following cases, whereby such change will depend on the previous approval by the Holders of the CRA, gathered in General CRA Holders Meeting, provided that such cases do not represent loss to the CRA Holders, including with regards to its enforceability, validity and legality of this Indenture, as well as do not generate additional costs or expenses to the CRA Holders: (i) modifications already expressly permitted in this Indenture; (ii) need to meet the requirements of adequacy to legal or regulation norms, or those presented by CVM, B3 and/or ANBIMA; and (iii) misspelling, cross-reference or another strictly formal inaccuracy; (iv) the correction of material errors, whether gross, typing or arithmetic error; or further, (v) change of the data of the Parties.

12.11 For purposes of the Indenture, all decisions to be made by the Securitization Company in the quality of Debenture Holder, shall depend on previous manifest of the Holders of the CRA gathered in General CRA Holders Meeting, except: (i) if differently from the provision in the Documents of Operation, respecting the provisions of calling, quorum and others provided in the Term of Securitization; and (ii) by the authorizations expressly granted to the Securitization Company in the scope of the Indenture and that are not conflicting with what must be previously approved by the CRA Holders. In case of ambiguity, it shall prevail the approval by the CRA Holders.

12.12 The Parties agree that the present instrument may be digitally executed, under the terms of Law 13.874 of the 20th of September 2019 (“Law 13.874/19”) as well as the Provisional Measure 2200-2 of the 24th of August of 2001 (“MP 2200-2”). To this purpose, it shall be used the services available in the market and widely used that allow the safety, legal validity, authenticity, integrity and validity of the electronic signature by means of the digital certification systems capable of validating the authorship, as well as track the “digital auditing trail” (custody chain) of the document, in order to verify its integrity and validity.

13. JURISDICTION

13.1 It is elected the court of the Judicial District of Sao Paulo, with exclusion of any other, no matter how privileged it might be, to resolve the questions eventually arising from this Indenture.

In witness whereof, the parties execute this Indenture in 3 (three) copies of equal contents and form for the same purpose, together with the 2 (two) witnesses undersigned.

Sao Paulo, 22nd of March 2021.

[remaining of the page intentionally left blank]

Signature page 1/2 of the Private Instrument of Second Issuance of Simple, Unsecured, Non-Convertible Debentures, to be Converted Into Secured Debentures, in Single Series, for Private Placement of BrasilAgro – Companhia Brasileira de Propriedades Agrícolas, entered between BrasilAgro - Companhia Brasileira de Propriedades Agricolas and Isec Securitizadora S.A.

BrasilAgro - Companhia Brasileira de Propriedades

Agrícolas

The Company

/s/ Gustavo Javier Lopez		/s/ André Guillaumon
Name:	Gustavo Javier Lopez	Name:	André Guillaumon
Title:	Administrative Director	Title:	CEO
CPF:	[REDACTED]	CPF:	[REDACTED]
E-mail:	[REDACTED]	E-mail:	[REDACTED]

Signature page 2/2 of the Private Instrument of Second Issuance of Simple, Unsecured, Non-Convertible Debentures, to be Converted Into Secured Debentures, in Single Series, for Private Placement of BrasilAgro – Companhia Brasileira de Propriedades Agrícolas, entered between BrasilAgro - Companhia Brasileira de Propriedades Agricolas and Isec Securitizadora S.A.

ISEC SECURITIZADORA S.A

/s/ Juliane Effting Matias		/s/ Eduardo de Mayo Valente Caires
Name:	Juliane Effting Matias	Name:	Eduardo de Mayo Valente Caires
RG:	[REDACTED]	RG:	[REDACTED]
CPF:	[REDACTED]	CPF:	[REDACTED]
Title:	Director of Operations	Position:	Attorney-in-fact

Witnesses

/s/ Luisa Herkenhoff Mis		/s/ Marina Moura de Barros
1.		2.
Name:	Luisa Herkenhoff Mis	Name:	Marina Moura de Barros
CPF:	[REDACTED]	CPF:	[REDACTED]
RG:	[REDACTED]	RG:	[REDACTED]

ANNEX I

of the Private Instrument of Second Issuance of Simple, Unsecured, Non-Convertible Debentures, to be Converted Into Secured Debentures, in Single Series, for Private Placement of BrasilAgro – Companhia Brasileira de Propriedades Agrícolas

ESTIMATE BUDGET

The proceeds obtained by the Issue of the Debentures, in the amount of R$240,000,000.00 (two hundred fourth million reais) will be used by the Company, fully and solely, for the exploration of the agricultural activities, substantially under the terms of the estimated budget included in the table below:

Expenses (Accounts)	Amount per semester (14 semesters in total)	Total Amount
Investments (agricultural plantation and crop)	R$5,357,142.86	R$75,000,000.00
Inputs (agricultural plantation and crop)	R$4,404,761.93	R$61,666,667.00
Services (agricultural plantation and crop)	R$2,976,190.50	R$41,666,667.00
Labor (Salaries and Charges)	R$4,404,761.86	R$61,666,666.00
Total	R$17,142,857.14	R$240,000,000.00

THE ESTIMATED BUDGET PRESENTED IN THE TABLE ABOVE REPRESENTS ONLY AN ESTIMATE BASED ON THE HISTORY OF EXPENSES OF THE COMPANY, NOT CONSTITUTING AN OBLIGATION TO USE THE PROCEEDS IN THE PROPORTIONS OR AMOUNTS INDICATED, PROVIDED THAT THE PROCEEDS ARE EXCLUSIVELY APPLIED BY THE COMPANY IN THE EXPLORATION OF ITS AGRICULTURAL ACTIVITY

ANNEX II

of the Private Instrument of Second Issuance of Simple, Unsecured, Non-Convertible Debentures, to be Converted Into Secured Debentures, in Single Series, for Private Placement of BrasilAgro – Companhia Brasileira de Propriedades Agrícolas

DRAFT OF AMENDMENT TO THE INDENTURE

[=] AMENDMENT TO THE PRIVATE INSTRUMENT OF SECOND ISSUANCE OF SIMPLE, UNSECURED, NON-CONVERTIBLE DEBENTURES, TO BE CONVERTED INTO SECURED DEBENTURES, IN SINGLE SERIES, FOR PRIVATE PLACEMENT OF BRASILAGRO – COMPANHIA BRASILEIRA DE PROPRIEDADES AGRÍCOLAS

By the present private instrument, the parties identified below:

3. BRASILAGRO – COMPANHIA BRASILEIRA DE PROPRIEDADES AGRÍCOLAS, joint-stock company registered as a publicly trade company with the Securities and Exchange Commission (“CVM”) with main place of business in the City of Sao Paulo, State of Sao Paulo, at Avenida Brigadeiro Faria Lima, nr. 1309, 5th floor, Jardim Paulistano, Postal Code: 01.452-002, duly enrolled with the National Registry of Legal Entities of the Ministry of the Economy (“CNPJ/ME”) under nr. 07.628.528/0001-59, with its articles of association filed with the Board of Trade of the State of Sao Paulo (“JUCESP”) under NIRE nr. 35.300.326.237, herein represented according to its articles of association (the “Company” or “Issuing Company”); and

4. ISEC SECURITIZADORA S.A., joint-stock company registered as publicly traded company with the Securities and Exchange Commission (“CVM”) in the category “B”, with main place of business in the City of Sao Paulo, State of Sao Paulo, at Rua Tabapua, nr. 1123, 21st floor, suite 215, Itaim Bibi, Postal Code: 04533-004, enrolled with the CNPJ/ME under nr. 08.769.451/0001-08, herein represented under its articles of association (“Debenture Holder” or “Securitization Company”);

(Being the Company and the Securitization Company of the CRA hereinafter called, together, as “Parties” and, individually and indistinctly, as “Party”)

WHEREAS:

a) The Company issued, on 3rd of May 2021, [=] ([=]) simple, non-convertible into stock, unsecured to be converted into secured debentures, single series, for private placement (“Debentures”) through the “Private Instrument of Second Issuance of Simple, Unsecured, Non-Convertible Debentures, to be Converted Into Secured Debentures, in Single Series, for Private Placement of BrasilAgro – Companhia Brasileira de Propriedades Agrícolas” dated of 22nd of March 2021 (“Indenture”);

b) In guarantee to the Guaranteed Operations (as defined in the Indenture), Imobiliaria Cajueiro Ltda., CNPJ nr. 08.745.729/0001-07 (“Imobiliaria Cajueiro”) and Agrifirma Bahia Agropecuaria, CNPJ nr. 10.296.779/0001-98 (“Agrifirma Bahia” and, together with Imobiliaria Cajueiro, the “Guarantors”) have constituted in favor of the Securitization Company, fiduciary alienation of properties on the properties described in the Indenture (“Fiduciary Alienation of Properties”), through entering in the the “Private Instrument of Fiduciary Alienation of Properties in Guarantee and Other Covenants” entered into on [=] between the Guarantors, the Securitization Company and the Company (“Contract of Fiduciary Alienation of Properties”);

c) Once that at the Date of Issue (as defined in the Indenture), the Contract of Fiduciary Alienation of Properties had not been entered and, therefore, was not registered with the competent Registry of Real Estate, therefore the Fiduciary Alienation of Properties not being duly constituted, the Debentures were issued unsecured, to be converted into secured at the moment that the Contract of Fiduciary Alienation of Properties was duly registered before the competent Registry of Real Estate;

d) The Contract of Fiduciary Alienation of Properties was duly registered with the competent Registry of Real Estate, as well as entered in the registration of the properties described in the Indenture before the General Registry of Real Estate of the Judicial District of Correntina, in Bahia;

e) In view of the provision above, the Parties intend to amend the Indenture solely to formalize the conversion of the Debentures from the unsecured type to secured debentures;

f) As provided in clause 4.5.1, the entering of this Amendment (as defined below) does not depend on holding a General Debenture Holders Meeting and corporate approval of the Company; and

g) The Parties had time and conditions appropriate for the evaluation and discussion of all clauses of this instrument, which entering, execution and extinction are based on the principles of equity, probity, loyalty and good faith.

The Parties have resolved, under the best legal way, to enter into the present [=] Amendment to the Private Instrument of Second Issuance of Simple, Unsecured, Non-Convertible Debentures, to be Converted Into Secured Debentures, in Single Series, for Private Placement of BrasilAgro – Companhia Brasileira de Propriedades Agrícolas (“Amendment”).

1. PRINCIPLES AND DEFINITIONS

1.1 The words and terms included in this Amendment nor expressly defined herein nor in any other Document of Operation, written in Portuguese or any other foreign language, as well as any others of technical and/or financial language, that eventually during the effectiveness of the present Amendment, in the fulfillment of rights and obligations assumed by the Parties are used to identify the practice of any acts, shall be understood and interpreted in accordance with the meaning assigned thereto in the Indenture.

2. OBJECT

2.1 By means of this Amendment, the Parties have resolved to amend the Indenture in order to formalize the conversion of the Debentures in a secured type.

2.2 In view of the change above, the Indenture shall be amended as follows:

(a) The name of the Indenture shall be “Private Instrument of Second Issuance of Simple, Unsecured, Non-Convertible Debentures, to be Converted Into Secured Debentures, in Single Series, for Private Placement of BrasilAgro – Companhia Brasileira de Propriedades Agrícolas”, therefore, anywhere of the Indenture that it is read “Private Instrument of Second Issuance of Simple, Unsecured, Non-Convertible Debentures, in Single Series, for Private Placement of BrasilAgro – Companhia Brasileira de Propriedades Agrícolas” it shall read “Private Placement of Indenture of the 2nd (Second) Issue of Simple, Non-Convertible into Stock, Unsecured Debentures, Single Series, for Private Placement of BrasilAgro – Companhia Brasileira de Propriedades Agricolas”.

(b) The Preamble B and Clauses 1.1 and 4.5.1 of the Indenture shall be in force with the new language below:

“B. The Company is interest in issuing simple, non-convertible into stock, unsecured debentures for private placement under the terms of this Indenture (as defined below) (“Debentures”) to be fully paid by the Debenture Holder.”

“1.1 The present Indenture is entered into in accordance with the authorization of the Meeting of the Board of Directors of the Company held on the 19th of March 2021 (“RCA”) by which means the terms and conditions of the 2nd (second) issue of simple, non-convertible into stock, unsecured debentures, Single Series, for private placement of the Company (“Issue”) under the terms of article 59 of Law nr. 6404, of 15th of December 1976, as amended (“Corporations Law”)

“4.5.1 The Debentures shall be under the secured type, under the terms of clause 5 below.”

3. RATIFICATION

3.1 The other provisions previously signed that do not present incompatibility with this Amendment remain unchanged, which are fully ratified herein, binding the Parties, the successors to the full fulfillment of the terms included therein, at any title.

4. REGISTRATION

4.1 The present Amendment shall be filed with the JUCESP, under the terms of article 62, sub-item II and paragraph 3rd of the Corporations Law, according to procedure provided by the Indenture.

4.2 The Company undertakes to (a) in up to 2 (two) Business Days counted from the date of execution of this Amendment, to send to the Securitization Company the voucher of the respective protocol of inscription with the JUCESP; (b) timely meet eventual requirements formulated by JUCESP; and (c) send to the Securitization Company 1 (one) original of this Amendment, duly registered with the JUCESP, in the period of up to 2 (two) Business Days after obtaining the referred registration.

4.3 Any and all costs incurred in view of the registration, in the competent authorities, of this Amendment shall be the Company’s sole responsibility.

4. APPLICABLE LEGISLATION AND JURISDICTION

5.1 Applicable Legislation: This Amendment shall be governed and construed in accordance with the laws of the Federative Republic of Brazil.

5.2 Jurisdiction: It is elected the court of the Judicial District of Sao Paulo, State of Sao Paulo, as the only one competent to resolve the questions eventually arising from or based on this First Amendment, with exclusion of any other, no matter how privileged it might be.

In witness whereof, the parties execute this Amendment in [=] ([=]) copies of equal contents and form for the same purpose, together with the 2 (two) witnesses undersigned.

[=] of [=] [=]

[Signature in the next page]

[Insert signature page]

ANNEX III

of the Private Instrument of Second Issuance of Simple, Unsecured, Non-Convertible Debentures, to be Converted Into Secured Debentures, in Single Series, for Private Placement of BrasilAgro – Companhia Brasileira de Propriedades Agrícolas

INITIAL, RECURRING AND EXTRAORDINARY EXPENSES

PROVIDER	DESCRIPTION	PERIODICITY	NET AMOUNT	GROSS UP	GROSS AMOUNT	RECURRING	TOTAL RECURRING	FLAT	Initial Expenses
ANBIMA	ANBIMA	FLAT	R$ 10,096.80	0.00%	R$ 10,096.80			R$ 10,096.80	R$ 10,096.80
B3 | CETIP	CRA Registration	FLAT	R$ 75,000.00	0.00%	R$ 75,000.00			R$ 75,000.00	R$ 75,000.00
B3 | CETIP	Letter of Ownership	FLAT	R$ 76.03	0.00%	R$ 76.03			R$ 76.03	R$ 76.03
UBS/BBI/XP	Coordenators	FLAT	R$ 5,500,000.00	9.65%	R$ 6,087,437.74			R$ 6,087,437.74	R$ 6,087,437.74
ISEC	Issue	FLAT	R$ 29,000.00	16.33%	R$ 34,659.97			R$ 34,659.97	R$ 34,659.97
Itau	Bookkeeper	FLAT	R$ 3,000.00	0.00%	R$ 3,000.00			R$ 3,000.00	R$ 3,000.00
Vortx	Trustee	FLAT	R$ 10,000.00	16.33%	R$ 11,951.72			R$ 11,951.72	R$ 11,951.72
Commcor	Custodian	FLAT	R$ 1,000.00	16.33%	R$ 1,195.17			R$ 1,195.17	R$ 1,195.17
Vortx	Trustee	ANNUAL	R$ 16,500.00	16.33%	R$ 19,720.33	R$ 19,720.33	R$ 138,042.31		R$ 19,720.33
Commcor	Custodian Institution	ANNUAL	R$ 12,000.00	16.33%	R$ 14,342.06	R$ 14,342.06	R$ 100,394.41		R$ 14,342.06
ISEC	Management Fee	MONTHLY	R$ 1,200.00	16.33%	R$ 1,434.21	R$ 17,210.47	R$ 120,473.29		R$ 17,210.47
Link	Accountant	MONTHLY	R$ 110.00	0.00%	R$ 110.00	R$ 1,320.00	R$ 9,240.00		R$ 1,320.00
BLB	Audit	MONTHLY	R$ 150.00	0.00%	R$ 150.00	R$ 1,800.00	R$ 12,600.00		R$ 1,800.00
Itau	Registrar	MONTHLY	R$ 3,000.00	0.00%	R$ 3,000.00	R$ 36,000.00	R$ 252,000.00		R$ 36,000.00
Itau	Account Fee	MONTHLY	R$ 90.00	0.00%	R$ 90.00	R$ 1,080.00	R$ 7,560.00		R$ 1,080.00
B3 | CETIP	Transaction Fee	MONTHLY	R$ 80.00	0.00%	R$ 80.00	R$ 960.00	R$ 6,720.00		R$ 960.00
B3 | CETIP	Monthly Use	MONTHLY	R$ 70.00	0.00%	R$ 70.00	R$ 840.00	R$ 5,880.00		R$ 840.00
B3 | CETIP	Custody of CRA	MONTHLY	R$ 720.00	0.00%	R$ 720.00	R$ 8,640.00	R$ 60,480.00		R$ 8,640.00
TOTAL			R$ 5,662,092.83		R$ 6,263,134.03	R$ 101,912.86	R$ 713,390.00	R$ 6,223,417.43	R$ 6,328,417.43

(*)	Estimated Costs

The expenses above are tax inclusive.

Extraordinary Expenses

A – Expenses of the Debenture Holder’s Responsibility

(i)	the remuneration of the financial institutions that work as Coordinators of the issue of the CRA, the Bookkeeping agent and the Settling Bank and any and all service provider of the Offer of CRA;

(ii)	the remuneration of the Trustee shall be the following: as fees for the provision of services, it shall be due (i) lump sum of R$10,000.00 (ten thousand reais); and (ii) annual installments of R$16,500.00 (sixteen thousand five hundred reais) each one adjusted by the IPCA accumulated variation, for the accompaniment of the standard of services of the Trustee, due up to the 5th (fifth) Business Day counted from the date of payment and the others to be paid at the same dates of the subsequent years until the final redemption of the CRA. Additionally, in case of default in the payment of the CRA, or restructuring of the conditions of the CRA after the issue, as well as attendance to meetings or telephone conferences, general meetings, presential or virtual, it shall be due to the Trustee, additionally, the amount of R$750,00 (seven hundred fifty reais) per hour of dedicated work, including, but not limited to, (i) comments to the documents of offer during their structuring, in case the operation is not effected, (ii) execution of Guarantees, (iii) the attendance to former meetings or telephone conferences with the Issuer, with the Securitization Company and/or Holders of the CRA or other parties of the Issue, (iv) analysis to eventual amendments to the documents of the operation and implementation of the consequent decisions made in such events; (iv) the implementation of the consequent decisions made in such events, being the referred remuneration due in 5 (five) Business Days after proof of delivery, by the Trustee, of the “timesheet” to the Securitization Company to the Issuer;

(iii)	expenses incurred, directly or indirectly, by means of reimbursement, provided in the Documents of Operation;

(iv)	expenses with formalization and registration, under the terms of the Documents of Operation.

(v)	legal counsel’s fees;

(vi)	expenses with opening and maintenance of Centralizing Accounts;

(vii)	recurring remuneration of the Securitization Company, Trustee, Settling Bank and Bookkeeper, if any;

(viii)	monthly management fee, due to the Securitization Company for the maintenance of the Separate Equity will be R$1,200.00 (one thousand two hundred reais), restated by the IPCA;

(ix)	in the cases of structural renegotiations of the Documents of Operation that imply in the preparation of amendments to the contractual instruments, it shall be due to the Securitization Company an additional remuneration equivalent to: R$750.00 (seven hundred fifty reais) hour/man, for the work of professionals dedicated to such activities, and (b) R$1,250.00 (one thousand two hundred fifty reais) per verification, in case of checking of covenants, if applicable. Such amounts will be restated as of the date of issue of the CRA by the IPCA, grossed up, for each one of the eventual renegotiations that may be performed, until the limit of R$20,000.00 (twenty thousand reais) per year.

B – Expenses of Responsibility of the Separate Estate:

(i)	expenses with the management, collection, accounting and audit in the realization and administration of the Separate Estate, other expenses indispensable for the administration of the Credit Rights of the Agribusiness, including those referring to their transfer in case the Trustee assumes its administration, provided that not borne by the Issuer;

(ii)	eventual expenses with third party experts, lawyers, auditors or tax experts, related to legal procedures incurred to safeguard the interests of the Holders of CRA and realization of the Credit Rights of the Agribusiness and the Guarantees that integrate the Separate Equity, provided that previously approved by the holders of the CRA;

(iii)	expenses with publication in newspaper or other communications media for fulfillment of eventual formalities related to the CRA;

(iv)	eventual expenses, deposits and judicial costs resulting from the loss of law suits;

(v)	taxes accruing on the distribution of earnings of the CRA; and

(vi)	expenses above, of the Issuer’s responsibility, not paid thereby.

C – Expenses Supported by the Holders of the CRA: Considering that the responsibility of the Issuer is limited to the Separate Estate, under the terms of Law nr. 9514/1997, in case the Separate Estate is insufficient to bear the expenses mentioned in the item above, such expenses shall be supported by the Holders of the CRA, in the proportion of the CRA held by each one of them.

ANNEX IV

of the Private Instrument of Second Issuance of Simple, Unsecured, Non-Convertible Debentures, to be Converted Into Secured Debentures, in Single Series, for Private Placement of BrasilAgro – Companhia Brasileira de Propriedades Agrícolas

DEBENTURES SCHEDULED AMORTIZATION DATES

Date of Payment of Amortization	Percentage of the Restated Unit Nominal Value
04/13/2027	50,0000%
04/12/2028	100,0000%

ANNEX V

of the Private Instrument of Second Issuance of Simple, Unsecured, Non-Convertible Debentures, to be Converted Into Secured Debentures, in Single Series, for Private Placement of BrasilAgro – Companhia Brasileira de Propriedades Agrícolas

DATES OF PAYMENT OF THE REMUNERATION DEBENTURES

Period	Dates of Payment of the Remuneration
1	04/13/2022
2	04/13/2023
3	04/11/2024
4	04/11/2025
5	04/13/2026
6	04/13/2027
7	04/12/2028